UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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Nabors Industries Ltd.

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Mintflower Place
8 Par-La-Ville Road
Ground Floor
Hamilton, HM 08 Bermuda

Notice of 2009 Annual General Meeting of Shareholders
Nabors Industries Ltd.
Tuesday, June 2, 2009, 11:00 a.m., CDT
Hilton Houston North
12400 Greenspoint Drive
Houston, Texas

April 30, 2009

Fellow shareholder:

We cordially invite you to attend Nabors Industries Ltd.’s 2009 annual general meeting of shareholders to:

1.	Elect two directors, each for a three-year term;

2.	Approve and appoint PricewaterhouseCoopers LLP as independent auditors for the fiscal year ending December 31, 2009 and authorize the Audit Committee of the Board of Directors to set the auditors’ remuneration;

3.	Consider two shareholder proposals, if properly presented by the shareholder proponents; and

4.	Transact such other business as may properly come before the annual general meeting.

Further information regarding the annual general meeting and the above proposals is set forth in the accompanying proxy statement. You are entitled to vote at the annual general meeting if you were a shareholder at the close of business on April 3, 2009. Even if you plan to attend the annual general meeting, please submit a proxy as soon as possible so that your shares can be voted at the annual general meeting in accordance with your instructions.

The financial statements for the Company will also be presented at the annual general meeting.

We hope you will read the proxy statement and submit your proxy. On behalf of the Board of Directors and the management of Nabors, I extend our appreciation for your continued support.

Sincerely yours,

Eugene M. Isenberg
Chairman of the Board & Chief Executive Officer

YOUR VOTE IS IMPORTANT

You may designate proxies to vote your shares by telephone, via the internet, or by mailing the enclosed proxy card. Your internet or telephone designation authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. Please review the instructions in the proxy statement and on your proxy card regarding each of these options.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR
THE ANNUAL GENERAL MEETING TO BE HELD ON JUNE 2, 2009:

Our Proxy Statement and our 2008 Annual Report are available at www.edocumentview.com/NBR.

2009 ANNUAL GENERAL MEETING OF SHAREHOLDERS
ITEM 1 ELECTION OF DIRECTORS
OTHER EXECUTIVE OFFICERS
CORPORATE GOVERNANCE
NONEMPLOYEE DIRECTOR COMPENSATION
BENEFICIAL OWNERSHIP OF COMPANY COMMON STOCK
REPORT OF THE AUDIT COMMITTEE
COMPENSATION COMMITTEE REPORT
COMPENSATION DISCUSSION AND ANALYSIS
2008 SUMMARY COMPENSATION TABLE
2008 GRANTS OF PLAN-BASED AWARDS
OUTSTANDING EQUITY AWARDS AT 2008 FISCAL YEAR END
OPTION EXERCISES AND STOCK VESTED IN 2008
2008 NONQUALIFIED DEFERRED COMPENSATION
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
ITEM 2 APPROVAL AND APPOINTMENT OF INDEPENDENT AUDITORS AND AUTHORIZATION OF THE AUDIT COMMITTEE TO SET THE AUDITORS REMUNERATION
ITEM 3 SHAREHOLDER PROPOSAL REGARDING PAY FOR SUPERIOR PERFORMANCE
ITEM 4 SHAREHOLDER PROPOSAL REGARDING PAYMENTS FOLLOWING THE DEATH OF SENIOR EXECUTIVES
CODE OF ETHICS
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
SHAREHOLDER MATTERS
SHAREHOLDER PROPOSALS
OTHER MATTERS

NABORS INDUSTRIES LTD.
Mintflower Place
8 Par-La-Ville Road
Ground Floor
Hamilton, HM 08 Bermuda

Proxy Statement

2009 ANNUAL GENERAL MEETING OF SHAREHOLDERS

JUNE 2, 2009

We are sending you this proxy statement in connection with the solicitation of proxies by the Board of Directors of Nabors Industries Ltd. for the 2009 annual general meeting of shareholders. We are mailing this proxy statement and the accompanying form of proxy to shareholders on or about May 4, 2009. In this proxy statement, “Nabors”, the “Company”, “we”, “us” and “our” refer to Nabors Industries Ltd. or, for information pertaining to periods prior to June 24, 2002, to Nabors Industries, Inc. Where the context requires, such references also include our subsidiaries.

Annual General Meeting Information

Date and location of the annual general meeting.  We will hold the annual general meeting at the Hilton Houston North, 12400 Greenspoint Drive, Houston, Texas at 11:00 a.m., Central Daylight Time, on Tuesday, June 2, 2009 unless adjourned or postponed. Directions to the annual meeting can be found on the Investor Relations tab of the Company’s website at www.nabors.com or by calling our Investor Relations department at 281-775-8063.

Admission to the annual general meeting.  Only record or beneficial owners of Nabors common shares may attend the annual general meeting in person. If you are a shareholder of record, you may be asked to present proof of identification, such as a driver’s license. Beneficial owners must also present evidence of share ownership, such as a recent brokerage account or bank statement.

Voting Information

Record date and quorum.  The record date for the annual general meeting is April 3, 2009. You may vote all common shares of Nabors that you owned as of the close of business on that date. Each common share entitles you to one vote on each matter to be voted on at the annual general meeting. On the record date, 312,457,734 common shares of Nabors were outstanding. In addition, the holder of record of one Special Voting Preferred Share of Nabors is entitled to a number of votes equal to the number of exchangeable shares of Nabors Exchangeco (Canada), Inc., a corporation incorporated under the laws of Canada, in accordance with the instructions received from the holders of such shares. There were 104,412 exchangeable shares of Nabors Exchangeco (Canada) Inc. outstanding on the record date. A majority of the shares outstanding on the record date present, in person or by proxy, constitutes a quorum to transact business at the annual general meeting. Abstentions and withheld votes will be counted for purposes of establishing a quorum.

Submitting voting instructions for shares held in your name.  You may vote at the annual general meeting by completing, signing and returning the enclosed proxy card. A properly completed and submitted proxy will be voted in accordance with your instructions, unless you subsequently revoke your instructions. If you submit a signed proxy without indicating your vote, the person voting the proxy will vote your shares according to the Board’s recommendation.

Submitting voting instructions for shares held in street name.  If you hold your shares through a broker, follow the voting instructions you receive from your broker. If you want to vote in person, you must obtain a legal proxy from your broker and bring it to the annual general meeting. If you do not submit voting instructions to your broker, your broker may still be permitted to vote your shares. New York Stock Exchange (“NYSE”) member brokers may vote your shares under the following circumstances:

•	Discretionary items. The election of directors and approval and appointment of Nabors’ independent auditors are “discretionary” items. NYSE member brokers that do not receive instructions from beneficial owners may vote on these proposals in their discretion.

•	Non-discretionary items. The shareholder proposals are “nondiscretionary” items. Absent specific voting instructions from the beneficial owners on these proposals, NYSE member brokers may not vote on these proposals.

If you do not submit voting instructions and your broker does not have discretion to vote your shares on a matter (“broker non-votes”), your shares will not be voted on that matter at the annual general meeting. Accordingly, broker non-votes will not be counted in determining the outcome of vote on any matter at the annual general meeting. Broker non-votes will, however, be counted for purposes of establishing a quorum.

Revoking your proxy.  You may revoke your proxy at any time before it is actually voted by (1) delivering a written revocation notice prior to the annual general meeting to Mark D. Andrews, Corporate Secretary, Nabors Industries Ltd., P.O. Box HM3349, Hamilton, HMPX Bermuda; (2) submitting a later-dated proxy that we receive no later than the conclusion of voting at the annual general meeting; or (3) voting in person at the annual general meeting (although attendance at the annual general meeting will not, by itself, constitute a revocation of a proxy).

Votes required to elect directors and to adopt other proposals.  Directors are elected by a plurality of the votes cast. The approval and appointment of PricewaterhouseCoopers LLP and authorization for the Audit Committee to set the auditor’s remuneration, and each of the shareholder proposals requires the affirmative vote of the holders of a majority of shares present in person or represented by proxy and entitled to vote thereon.

Withholding your vote or voting to “abstain”.  You can withhold your vote for any nominee for election for director. Withheld votes will be excluded from the vote and will have no effect on the outcome. On the other proposals, you can vote to “abstain”. If you vote to “abstain”, your shares will be counted as present at the annual general meeting for purposes of that proposal and your vote will have the effect of a vote against the proposal.

ITEM 1
ELECTION OF DIRECTORS

Our Board of Directors currently has eight members and is divided into three classes. The members of each class are elected to serve a three-year term with the term of office for each class ending in consecutive years. Eugene M. Isenberg and William T. Comfort are the current Class III directors who have been nominated by the Board, upon the recommendation of the Governance and Nominating Committee, for re-election to the Board to serve until the 2012 annual general meeting or until their successors are duly elected and qualified. Each of the nominees has agreed to serve as a director if elected. We do not anticipate that the nominees will be unable or unwilling to stand for election, but if that happens, your proxy will be voted for another person nominated by the Board or the Board may opt to reduce the number of Class III directors.

In identifying and recommending nominees for positions on the Board of Directors, the Governance and Nominating Committee places primary emphasis on the criteria set forth in our Corporate Governance Guidelines, namely:

•	Judgment, age, and diversity of viewpoints, backgrounds and experiences;

•	Business or other relevant experience; and

•	The extent to which the interplay of the nominee’s expertise, skills, knowledge, and experience with that of the other members of the Board of Directors will build an effective Board that is responsive to the needs of the Company.

The Governance and Nominating Committee does not set specific, minimum qualifications that nominees must meet in order for the Committee to recommend them to the Board of Directors but rather believes that each nominee should be evaluated based on his or her individual merits, taking into account the needs of the Company and the composition of the Board of Directors. Members of the Governance and Nominating Committee discuss and evaluate possible candidates in detail, and suggest individuals to explore in more depth. The Governance and Nominating Committee may in its discretion engage outside consultants to help in identifying candidates.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF MESSRS. ISENBERG AND COMFORT AS CLASS III DIRECTORS FOR A TERM ENDING AT THE 2012 ANNUAL GENERAL MEETING.

CLASS III

Nominees for election for a three-year term ending in 2012

		Position with Nabors	Director
Name	Age	and Prior Business Experience	of Nabors Since

Eugene M. Isenberg	79	Chairman of the Board and Chief Executive Officer of Nabors since 1987. Mr. Isenberg served as a Director of Danielson Holding Company (a financial services holding company) until October 2004. He served as a Governor of the National Association of Securities Dealers (NASD) from 1998 to 2006 and the American Stock Exchange (AMEX) until 2005. He has served as a member of the National Petroleum Council since 2000. From 1969 to 1982, Mr. Isenberg was Chairman of the Board and principal shareholder of Genimar, Inc. (a steel trading and building products manufacturing company), which was sold in 1982. From 1955 to 1968, Mr. Isenberg was employed in various management capacities with Exxon Corporation. Mr. Isenberg also serves as President of the University of Massachusetts Amherst Foundation.	1987
William T. Comfort	71	Mr. Comfort is Chairman of Citigroup Venture Capital and has been with Citigroup Venture Capital since 1979. Mr. Comfort is also Managing Partner & Chairman of the Investment Committee of Court Square Capital Partners, Chairman of Oracle Financial Services Software (OFSS-India) and a Director of Deutsche Annington (DAIG-Germany). He also serves on the boards of The John A. Hartford Foundation and NYU Law School Foundation.	2008

CLASS I

Directors Continuing in Office — Terms Expiring in 2010

		Position with Nabors	Director
Name	Age	and Prior Business Experience	of Nabors Since

John V. Lombardi	66	President and Professor of History of Louisiana State University System since 2007. Dr. Lombardi was Chancellor and Professor of History of the University of Massachusetts Amherst from 2002 until 2007. Prior to that, he had served in various capacities, including President, Director of The Center for Measuring University Performance, and Professor of History, at the University of Florida from 1990 to 2002; as Provost, Vice President for Academic Affairs, and Professor of History at The Johns Hopkins University from 1987 to 1990; and in various capacities, including Dean of the College of Arts and Sciences, Dean of International Programs, Director of the Latin American Studies Program, and Professor of History, at Indiana University from 1967 to 1987, where in addition he taught a course on international business. Dr. Lombardi serves on the Advisory Board of the Jay I. Kislak Foundation, Inc.; and previously served on the Board of Directors of the Economic Development Council of Western Massachusetts, where he also served on the Executive Committee; and on the Executive Strategic Council of IMS Global Learning Consortium. Dr. Lombardi has authored or co-authored numerous books and articles on a wide variety of topics, including measuring university performance, Latin American history, and international business.	2009
James L. Payne	72	Chairman and Chief Executive Officer of Shona Energy Company, Inc., which was formed originally as Shona Energy Company, LLC in January 2005 and restructured as Shona Energy Company, Inc. in December 2006. Mr. Payne was Chairman, Chief Executive Officer and President of Nuevo Energy Company (a company engaged in the acquisition, production and exploration of oil and natural gas properties) from October 2001 until May 2004 when Nuevo merged with Plains Exploration and Production Company. He retired as Vice Chairman of Devon Corp. in February 2001. Prior to the merger between Devon Corp. and Santa Fe Snyder Company in 2000, he had served as Chairman and Chief Executive Officer of Santa Fe Snyder Company. He was Chairman and Chief Executive Officer of Santa Fe Energy Company from 1990 to 1999 when it merged with Snyder Oil Company. Mr. Payne also serves as a Director of BJ Services and Global Industries. He was a Director of Pool Energy Services Co. from 1993 until its acquisition by Nabors in November 1999. Mr. Payne is a graduate of the Colorado School of Mines where he was named a Distinguished Achievement Medalist in 1993. He holds an MBA degree from Golden Gate University and has completed the Stanford Executive Program.	1999

		Position with Nabors	Director
Name	Age	and Prior Business Experience	of Nabors Since

Hans W. Schmidt	79	From 1958 until his retirement in 1992, Mr. Schmidt held a number of positions with C. Deilmann A.G., a diversified energy company located in Bad Bentheim, Germany, including serving as a Director from 1982 to 1992. From 1965 to 1992 he served as Director of a subsidiary of C. Deilmann A.G., Deutag Drilling, a company with worldwide drilling operations. From 1988 to 1991 Mr. Schmidt served as President of Transocean Drilling Company, a company of which he was also a Director from 1981 until 1991.	1993

CLASS II

Directors Continuing in Office — Terms Expiring in 2011

		Position with Nabors	Director
Name	Age	and Prior Business Experience	of Nabors Since

Anthony G. Petrello	54	President and Chief Operating Officer of Nabors since 1992, Deputy Chairman since 2003. From 1979 to 1991, Mr. Petrello was with the law firm Baker & McKenzie, where he had been Managing Partner of its New York office from 1986 until his resignation in 1991. Mr. Petrello holds a J.D. degree from Harvard Law School and B.S. and M.S. degrees in Mathematics from Yale University.	1991
Myron M. Sheinfeld	79	Counsel with the law firm of King & Spalding LLP. From 2001 until 2007 he was Senior Counsel to the law firm Akin, Gump, Strauss, Hauer & Feld, L.L.P. From 1970 until 2001 he held various positions in the law firm Sheinfeld, Maley & Kay P.C. Mr. Sheinfeld was an adjunct professor of law at the University of Texas School of Law from 1975 to 1991 and is a contributing author to numerous legal and business publications, and a contributor, member of the Board of Editors, co-editor and co-author of Collier On Bankruptcy, and a co-author of Collier On Bankruptcy Tax for Lexis-Nexis and Matthew Bender & Co., Inc. He is former President, a present Director and a member of The Tri Cities Chapter of the National Association of Corporate Directors. He is a member of the National Bankruptcy Conference; former Chair of the ABA Standing Committee on Specialization; and former Chair of the Texas Board of Legal Specialization. Mr. Sheinfeld also serves on the board of Rancher Energy Corp.	1988

		Position with Nabors	Director
Name	Age	and Prior Business Experience	of Nabors Since

Martin J. Whitman	84	Lead Director of Nabors’ Board of Directors. Mr. Whitman was Chief Executive Officer until June 2002 and a Director of Danielson Holding Corporation (a holding company for conversion of waste to energy, and insurance businesses) until October 2004 (Chairman of the Board until July 1999); Chairman and Trustee of Third Avenue Trust since 1990 and Chief Executive Officer of Third Avenue Trust from 1990 to 2003; Co-Chief Investment Officer of Third Avenue Management LLC and its predecessor (the adviser to Third Avenue Trust) since 2003 and Chief Investment Officer of Third Avenue Management LLC and its predecessor from 1991 to 2003; Director of Tejon Ranch Co. (an agricultural and land management company) from 1997 to 2001; and Director of Stewart Information Services Corp. (a title insurance and real estate company) from 2000 until 2001. Mr. Whitman was an Adjunct Lecturer, Adjunct Professor and Distinguished Fellow in Finance, Yale University School of Management from 1972 to 1984 and 1992 to 2008 and is currently an Adjunct Professor in Finance at Syracuse University. He was an Adjunct Professor at the Columbia University Graduate School of Business in 2001. Mr. Whitman is co-author of The Aggressive Conservative Investor; of Distress Investing: Principles and Technique; and author of Value Investing: A Balanced Approach.	1991

OTHER EXECUTIVE OFFICERS

Bruce P. Koch	49	Vice President and Chief Financial Officer from February 2003 through February 2009; Vice President — Finance from January 1996 to February 2003; and Corporate Controller of Nabors from March 1990 to 1995. He was employed by the accounting firm of Coopers & Lybrand from 1983 to 1990 in a number of capacities, including Audit Manager, from 1987 until 1990.
Mark D. Andrews	36	Corporate Secretary of Nabors since September 2007. Prior to joining Nabors, from December 2000 Mr. Andrews served in various treasury and financial management positions with General Electric. Mr. Andrews was employed by PricewaterhouseCoopers LLP from 1996 to 2000 in a number of capacities, including Tax Manager, within the firm’s Mining and Resource Practice. Mr. Andrews holds a Bachelor of Business Administration degree from Wilfrid Laurier University and is also a Chartered Accountant and a CFA charterholder.

CORPORATE GOVERNANCE

The Board of Directors met four times during 2008. Each of our incumbent directors attended at least 75% of the aggregate of the meetings of the Board and the committees on which he served during 2008. The Board has five committees — the Audit Committee, the Compensation Committee, the Governance and Nominating Committee, the Technical and Safety Committee and the Executive Committee. The independent directors of the Board meet in executive session during each Board meeting. Appointments and chairmanships of the committees are recommended by the Governance and Nominating Committee and are selected by the Board. All committees report their activities to the Board. The charters of each of our Audit Committee, Compensation Committee, and Governance and Nominating Committee are available on our web site at www.nabors.com. Copies of the respective charters are available in print without charge to any shareholder that requests a copy — send any requests to the Corporate Secretary at the address on the cover page of this proxy statement.

Committee	Current Members	Primary Responsibilities	# of Meetings

Audit[1]	Myron M. Sheinfeld (Chair) John V. Lombardi Hans W. Schmidt Martin J. Whitman	• Oversees the integrity of our Company’s consolidated financial statements, system of internal controls, risk management, and compliance with legal and regulatory requirements.	4
		• Selects, determines the compensation of, evaluates and, when appropriate, replaces the independent auditor, and pre-approves audit and permitted nonaudit services.
		• Oversees the qualifications and independence of the independent auditor and the performance of our Company’s internal auditor and independent outside auditor.
		• After review, recommends to the Board the acceptance and inclusion of the annual audited consolidated financial statements in the Company’s Annual Report on Form 10-K.
Compensation[2]	Martin J. Whitman (Chair) William T. Comfort John V. Lombardi James L. Payne Hans W. Schmidt Myron M. Sheinfeld	• Reviews and approves the compensation of the Company’s senior officers.
		• Oversees the administration of our equity-based compensation plans.	4
Governance and Nominating[3]	James L. Payne (Chair) William T. Comfort John V. Lombardi Hans W. Schmidt Myron M. Sheinfeld Martin J. Whitman	• Identifies and recommends candidates for election to the Board.
		• Establishes procedures for its oversight of the evaluation of the Board.
		• Recommends director compensation.
		• Reviews annually our corporate governance policies.	4

1  Dr. Lombardi joined the Committee on April 23, 2009.
2  The following changes occurred in the membership of the Compensation Committee during 2008. Mr. Comfort joined the Committee on February 22, 2008. Mr. Knaster concluded Committee service on October 14, 2008. In addition, Dr. Lombardi joined the Committee on April 23, 2009.
3  The following changes occurred in the membership of the Governance and Nominating Committee during 2008. Mr. Comfort joined the Committee on February 22, 2008. Mr. Knaster concluded Committee service on October 14, 2008. In addition, Dr. Lombardi joined the Committee on April 23, 2009.

Mr. Whitman serves as our Lead Director. In that role, his primary responsibility is to preside over executive sessions of the nonemployee directors and to call meetings of the nonemployee directors as desirable. The Lead Director also chairs certain portions of Board meetings, serves as liaison between the Chairman of the Board and the nonemployee directors, and develops and approves, together with the Chairman, the agenda for Board meetings. The Lead Director will also perform other duties the Board delegates from time to time to assist the Board in fulfilling its responsibilities.

Director Independence

The Governance and Nominating Committee conducts a review at least annually of the independence of the members of the Board and its committees and reports its findings to the full Board. Six of our eight directors are nonemployee directors (all except Messrs. Isenberg and Petrello). As permitted by the rules of the NYSE, the Board has adopted categorical standards to assist it in making determinations of director independence. These standards incorporate and are consistent with the definition of “independent” contained in the NYSE listing rules. Those standards are set forth in Appendix A to this proxy statement and are also included in the Board’s Corporate Governance Guidelines, which are available on our web site at www.nabors.com and are available to any shareholder who requests them by writing to the Corporate Secretary at the address on the cover page of this proxy statement.

The Board has affirmatively determined that each of our nonemployee directors, William T. Comfort, John V. Lombardi, James L. Payne, Hans W. Schmidt, Myron M. Sheinfeld, and Martin J. Whitman, meets these standards and is independent. Other than the transactions, relationships, and arrangements described in the section entitled “Certain Relationships and Related Transactions”, there were no other transactions, relationships, or arrangements considered by the Board in determining that a director was independent.

The Board has determined that Mr. Whitman is an “audit committee financial expert” as defined under the current rules of the Securities and Exchange Commission (“SEC”).

Nominations for Directors

The Governance and Nominating Committee recommends director candidates to the full Board after receiving input from all directors. The Governance and Nominating Committee will consider director candidates recommended by shareholders. The Governance and Nominating Committee considers the entirety of each candidate’s credentials and does not have specific, minimum qualifications that nominees must meet. The Committee is guided by the following basic selection criteria for all nominees: independence, highest character and integrity, experience, reputation, and sufficient time to devote to Board matters. The committee also gives consideration to diversity, age, international background and experience, and specialized expertise in the context of the needs of the Board as a whole. The Committee has the authority to engage consultants, including retained search firms to help identify new director candidates. The policy adopted by the Committee provides that candidates recommended by shareholders are given appropriate consideration in the same manner as other candidates. Shareholders who wish to submit a candidate for director for consideration by the Governance and Nominating Committee for election at our 2010 Annual General Meeting of Shareholders may do so by submitting in writing such candidate’s name, together with the information described on our web site at www.nabors.com, to Board of Directors, Nabors Industries Ltd., P.O. Box HM3349, Hamilton, HMPX, Bermuda, prior to January 4, 2010.

Shareholder and Interested Parties Communications with the Board

Shareholders and other interested parties may contact any of the Company’s directors, a committee of the Board of Directors, the Board’s independent directors as a group or the Board generally, by writing to them at Nabors Industries Ltd., c/o Corporate Secretary, at the address shown on the cover of this proxy statement. Shareholder communications received in this manner will be handled in accordance with procedures approved by the Board’s independent directors. The Board’s Policy Regarding Shareholder Communications with the Board of Directors is available at www.nabors.com. The Company encourages directors to attend the annual general meeting of shareholders. Three directors attended the 2008 annual general meeting of shareholders.

Executive Sessions of Nonemployee Directors

Our nonemployee directors meet in executive session at each regular meeting of the Board without the Chief Executive Officer or any other member of management present. The Lead Director presides over these executive sessions.

NONEMPLOYEE DIRECTOR COMPENSATION

We believe that it is important to attract and retain outstanding nonemployee directors. One way we achieve this goal is through a competitive compensation program. Nabors compensates its nonemployee directors through a combination of an annual retainer and stock incentive awards. For 2008 each director received an annual retainer of $50,000; the Chairman of each committee received an additional retainer of $50,000 (except the Chairman of the Audit Committee, who received $100,000); and the Lead Director received an annual retainer of $50,000 for service in this capacity. No additional amounts are paid for attendance at Board or committee meetings.

Nabors also issues equity incentives to its nonemployee directors to align their interests with Nabors’ shareholders. Awards are made pursuant to equity incentive plans adopted from time to time. During both 2006 and 2007 the Governance and Nominating Committee retained Towers Perrin to conduct a competitive assessment of our nonemployee director compensation program. Following this review, the Board agreed in March 2006 to reduce the equity component of nonemployee director compensation from an annual award of 20,000 shares of restricted stock to an annual award of 15,000 shares of restricted stock. The Board agreed in February 2007 again to reduce the equity component of nonemployee director compensation to an annual award of 12,000 shares of restricted stock. Directors typically also receive an equity incentive grant upon initial appointment or election to the Board. In February 2008 each nonemployee director received an award of 12,000 restricted shares. Mr. Comfort also received a grant of 12,000 restricted shares upon his appointment to the Board in February 2008.

The following table sets forth information concerning total director compensation during the 2008 fiscal year for each nonemployee director.

2008 Director Compensation Table

					Change in
					Pension Value
	Fees				and Nonqualified
	Earned			Non-Equity	Deferred
	or Paid	Stock	Option	Incentive Plan	Compensation	All Other
	in Cash	Awards ($)	Awards	Compensation	Earnings	Compensation	Total
Name(4)	($)	(1)(2)	($)(3)	($)	($)	($)(5)	($)

William T. Comfort	50,000	210,973	0	0	0	0	260,973
Alexander M. Knaster	37,500	64,784	0	0	0	0	102,284
James L. Payne	100,000	405,328	0	0	0	0	505,328
Hans W. Schmidt	100,000	405,328	0	0	0	0	505,328
Myron M. Sheinfeld	150,000	405,328	0	0	0	0	555,328
Martin J. Whitman	150,000	405,328	0	0	0	37,764	593,092

(1)	The amounts shown on the “Stock Awards” column reflect the compensation cost related to restricted stock awards included in Nabors’ financial statements for fiscal year 2008, computed in accordance with Statement of Financial Accounting Standards No. 123(R) (“SFAS No. 123(R)”).

(2)	As of December 31, 2008, the aggregate numbers of restricted stock awards outstanding are: William Comfort — 24,000 shares; James Payne — 25,000 shares; Hans Schmidt — 25,000 shares; Myron Sheinfeld — 25,000 shares and Martin Whitman — 25,000 shares. Each nonemployee director received a restricted stock award of 12,000 shares on February 25, 2009 that vests over three years. For 2009, the grant date fair value of the restricted stock award is based on Nabors’ closing stock price of $9.87 per share on the grant date.

(3)	The amounts shown on the “Option Awards” column reflect the compensation cost related to stock option awards included in Nabors’ financial statements for fiscal year 2008. No stock option awards were granted to nonemployee directors during 2008. As of December 31, 2008, the aggregate numbers of stock options outstanding are: Alexander Knaster — 60,000; James Payne — 80,000; Hans Schmidt — 343,000; Myron Sheinfeld — 280,000 and Martin Whitman — 300,000.

(4)	Messrs. Isenberg and Petrello, who are employees of the Company, are not included in this table. Their compensation is discussed in our Compensation Discussion and Analysis section beginning on page 13 and is included in the Summary Compensation Table on page 24. Dr. Lombardi became a director on April 23, 2009; as such, he is not included in this table.

(5)	Amounts in this column reflect the incremental variable operating costs to the Company (which include fuel, landing fees, on board catering and crew travel expenses), attributable to the personal use of the corporate aircraft by Mr. Whitman.

BENEFICIAL OWNERSHIP OF COMPANY COMMON STOCK

Stock ownership of directors and executive officers.  We encourage our directors, officers and employees to own our common stock; owning our common stock aligns their interests with your interests as shareholders. Ownership of Company stock ties a portion of their net worth to the Company’s stock price and provides a continuing incentive for them to work toward superior long-term stock performance. The following table sets forth the beneficial ownership of common stock, as of April 3, 2009, by each of our current directors and named executive officers, and by all our current directors and named executive officers as a group:

	Common Shares Beneficially Owned
		Percent of
Beneficial Owner(1)	Number of Shares	Total(2)

Directors
William T. Comfort(2)	136,000	*
Eugene M. Isenberg(2)(3)	22,632,892	6.92%
John V. Lombardi(2)	0	*
James L. Payne(2)	159,100	*
Anthony G. Petrello(2)	12,379,236	3.84%
Hans W. Schmidt(2)	419,500	*
Myron M. Sheinfeld(2)(4)	375,270	*
Martin J. Whitman(2)(5)	619,038	*
Named Executive Officers
Mark D. Andrews(2)	1,597	*
All Directors/Executive Officers as a group (9 persons)(2)-(5)	36,722,633	10.86%

*	Less than 1%

(1)	The address of each of the directors and officers listed is in care of Nabors Industries Ltd., P.O. Box HM3349, Hamilton, HMPX, Bermuda.

(2)	As of April 3, 2009, Nabors had 312,457,734 shares outstanding and entitled to vote. For purposes of this table, “beneficial ownership” is determined in accordance with Rule 13d-3 under the U.S. Securities Exchange Act of 1934, pursuant to which a person or group of persons is deemed to have “beneficial ownership” of any common shares that such person has the right to acquire within 60 days. We have included in the table common shares underlying fully vested stock options (without giving effect to accelerated vesting that might occur in certain circumstances). For purposes of computing the percentage of outstanding common shares held by each person or group of persons named above, any shares which such person or persons has the right to acquire within 60 days (as well as common shares underlying fully vested stock options) are deemed to be outstanding, but are not deemed to be outstanding for purposes of computing the percentage ownership of any other person.

The number of common shares underlying fully vested stock options included in the table are as follows: Mr. Isenberg — 14,691,666; Mr. Payne — 80,000; Mr. Petrello — 9,863,761; Mr. Schmidt — 343,000; Mr. Sheinfeld — 280,000; Mr. Whitman — 300,000; and all directors and named executive officers as a group — 25,558,427.

(3)	The shares listed for Mr. Isenberg are held directly or indirectly through certain trusts, defined benefit plans and individual retirement accounts of which Mr. Isenberg is a grantor, trustee or beneficiary. Not included in the table are 772 shares owned directly or held in trust by Mr. Isenberg’s spouse.

(4)	The shares listed for Mr. Sheinfeld include 584 shares owned directly by Mr. Sheinfeld’s spouse. Mr. Sheinfeld disclaims beneficial ownership of these shares.

(5)	The shares listed for Mr. Whitman include 193,038 common shares owned by M.J. Whitman & Co., Inc. Because Mr. Whitman is a majority shareholder in M.J. Whitman & Co., Inc., he may be deemed to have beneficial ownership of the Nabors shares owned by that company.

Principal Shareholders.  The following table contains information regarding the only persons we know of that beneficially own more than 5% of our common stock:

	Common Shares Beneficially Owned
		Percent of
Beneficial Owner	Number of Shares	Total(2)

FMR LLC(1)	43,252,159	13.84%
82 Devonshire St.,
Boston, MA 02109

(1)	Based on a Schedule 13G Information Statement of FMR LLC and certain of its affiliates filed on February 17, 2009. FMR LLC has sole voting power with respect to 4,112,990 shares and sole dispositive power with respect to 43,252,159 shares.

(2)	Based upon total shares outstanding as of April 3, 2009.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee operates under a written charter adopted by the Board. The charter is available on our website at www.nabors.com. The Audit Committee is responsible for the oversight of the integrity of the Company’s consolidated financial statements, the Company’s system of internal controls over financial reporting, the Company’s risk management, the qualifications and independence of the Company’s independent registered public accounting firm (independent auditor), the performance of the Company’s internal auditor and independent auditor and the Company’s compliance with legal and regulatory requirements. Subject to approval by the shareholders, we have the sole authority and responsibility to select, determine the compensation of, evaluate and, when appropriate, replace the Company’s independent auditor. The Board has determined that each Committee member is independent under applicable independence standards of the NYSE and Securities Exchange Act of 1934, as amended.

The Committee serves in an oversight capacity and is not part of the Company’s managerial or operational decision-making process. Management is responsible for the financial reporting process, including the system of internal controls, for the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States (GAAP) and for the report on the Company’s internal control over financial reporting. The Company’s independent auditor, PricewaterhouseCoopers LLP (PricewaterhouseCoopers), is responsible for auditing those financial statements and expressing an opinion as to their conformity with GAAP and expressing an opinion on the effectiveness of the Company’s internal controls over financial reporting. Our responsibility is to oversee the financial reporting process and to review and discuss management’s report on the Company’s internal controls over financial reporting. We rely, without independent verification, on the information provided to us and on the representations made by management, the internal auditor, and the independent auditor.

We held four meetings during 2008. The Committee, among other things:

•	Reviewed and discussed the Company’s quarterly earnings releases, Quarterly Reports on Form 10-Q and Annual Report on Form 10-K, including the consolidated financial statements;

•	Reviewed and discussed the Company’s policies and procedures for risk assessment and risk management and the major risk exposures of the Company and its business units, as appropriate;

•	Reviewed and discussed the annual plan and the scope of work of the internal auditor for 2008 and summaries of the significant reports to management by the internal auditor;

•	Reviewed and discussed the annual plan and scope of work of the independent auditor;

•	Reviewed and discussed reports from management on the Company’s policies regarding applicable legal and regulatory requirements; and

•	Met with PricewaterhouseCoopers and the internal auditor in executive sessions.

We reviewed and discussed with management, the internal auditor and PricewaterhouseCoopers: the audited consolidated financial statements for the year ended December 31, 2008, the critical accounting policies that are set forth in the Company’s Annual Report on Form 10-K, management’s annual report on the Company’s internal controls over financial reporting and PricewaterhouseCoopers’ opinion on the effectiveness of the internal controls over financial reporting.

We discussed with PricewaterhouseCoopers matters that independent registered public accounting firms must discuss with audit committees under generally accepted auditing standards and standards of the Public Company Accounting Oversight Board, including, among other things, matters related to the conduct of the audit of the Company’s consolidated financial statements and the matters required to be discussed by PCAOB AU 380 (Communications with Audit Committees). This review included a discussion with management and the independent auditor of the quality (not merely the acceptability) of the Company’s accounting principles, the reasonableness of significant estimates and judgments, and the disclosures in the Company’s consolidated financial statements, including the disclosures related to critical accounting policies.

PricewaterhouseCoopers also provided to the Committee the written disclosures and the letter required by applicable requirements of the PCAOB and represented that it is independent from the Company. We discussed with PricewaterhouseCoopers their independence from the Company, and considered if services they provided to the Company beyond those rendered in connection with their audit of the Company’s annual consolidated financial statements included in its annual report on Form 10-K, reviews of the Company’s interim condensed consolidated financial statements included in its Quarterly Reports on Form 10-Q, and their opinion on the effectiveness of the Company’s internal controls over financial reporting were compatible with maintaining their independence. We also reviewed and preapproved, among other things, the audit, audit-related and tax services performed by PricewaterhouseCoopers. We received regular updates on the amount of fees and scope of audit, audit-related, and tax services provided.

Based on our review and these meetings, discussions and reports discussed above, and subject to the limitations on our role and responsibilities referred to above and in the Audit Committee charter, we recommended to the Board that the Company’s audited consolidated financial statements for the year ended December 31, 2008 be included in the Company’s Annual Report on Form 10-K. We also selected PricewaterhouseCoopers as the Company’s independent auditor for the year ending December 31, 2009 and are presenting that selection to the shareholders for approval.

     Respectfully submitted,

THE AUDIT COMMITTEE
Myron M. Sheinfeld, Chairman
Martin J. Whitman
Hans W. Schmidt

*	NOTE: Dr. Lombardi joined the Audit Committee on April 23, 2009 and did not take part in the preparation of this report.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board of Directors has reviewed and discussed the section of this Proxy Statement entitled “Compensation Discussion and Analysis” with management. Based on that review and discussion, the Committee has recommended to the Board that the section entitled “Compensation Discussion and Analysis” as it appears on pages 13 through 23, be included in this Proxy Statement and incorporated by reference into the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008.

     Respectfully submitted,

THE COMPENSATION COMMITTEE
Martin J. Whitman, Chairman
William T. Comfort
James L. Payne
Myron M. Sheinfeld
Hans W. Schmidt

*	NOTE: Dr. Lombardi joined the Compensation Committee on April 23, 2009 and did not take part in the preparation of this report.

COMPENSATION DISCUSSION AND ANALYSIS

The following Compensation Discussion and Analysis is intended to help the reader understand our executive compensation practices and the decisions we made in 2008 concerning the compensation payable to the following individuals, whom we refer to as our “named executive officers”:

•	Eugene M. Isenberg, our Chairman and Chief Executive Officer,

•	Anthony G. Petrello, our Deputy Chairman, President and Chief Operating Officer,

•	Bruce P. Koch, our former Vice President and Chief Financial Officer, and

•	Mark D. Andrews, our Corporate Secretary.

This Compensation Discussion and Analysis is provided as a supplement to, and should be read in conjunction with, the tables and related narratives that appear on pages 24 through 31 of this proxy statement.

Overview

Our Business.  Since emerging from bankruptcy in 1988, Nabors has become the largest land drilling contractor in the world. We conduct oil, gas and geothermal land drilling operations in the U.S. Lower 48 states, Alaska, Canada, South America, Mexico, the Caribbean, the Middle East, the Far East, Russia and Africa. Nabors also is one of the largest land well-servicing and workover contractors in the United States and Canada and is a leading provider of offshore platform workover and drilling rigs in the United States and multiple international markets. To further supplement and complement our primary business, we offer a wide range of ancillary well-site services, including engineering, transportation, construction, maintenance, well logging, directional drilling, rig instrumentation, data collection and other support services, in selected domestic and international markets. We also invest in oil and gas exploration, development and production activities worldwide.

Our Compensation Philosophy.  To meet the challenges of running a business of our diversity and scope, it is critical to retain and motivate leaders who understand the complexities of our business and can deliver positive business results for the benefit of our shareholders. We have shaped our compensation program to accomplish this goal. Our executive compensation philosophy is to provide our executives and the executives of our operating subsidiaries with appropriate and competitive individual pay opportunities with actual pay outcomes that reward superior corporate and individual performance. The ultimate goal of our program is to increase shareholder value by providing executives with appropriate incentives to achieve our business objectives. We seek to achieve this goal through a program of cash and equity-based awards which rewards executives for superior performance, as measured by both financial and nonfinancial factors. Our use of equity-based awards that vest over time and other forms of deferred compensation also encourages our talented executives to remain in our employ.

Executive Summary

The compensation of our Chief Executive and Chief Operating Officers, Messrs. Isenberg and Petrello, is driven primarily by the terms of their employment agreements, which have been in place since they joined the Company in 1987 and 1991, respectively. For context, it is important to understand the historical backdrop for these contractual arrangements. In 1987, as the Company was emerging from bankruptcy, Mr. Isenberg took on the role of Chairman and Chief Executive Officer, with the task of turning the Company around and building significant value for our shareholders. It is not uncommon in such bankruptcy situations for new management to be awarded a sizable equity stake in the company (typically from 3% to 10%) to compensate for the risk inherent in a turnaround and to provide a substantial share in the upside if the turnaround is successful. However, aside from a personal equity investment, Mr. Isenberg did not receive such an equity stake at the outset. Rather, the creditors’ committee negotiated an employment agreement with Mr. Isenberg which included a minimum annual salary and a performance formula for determining his annual cash bonus, originally 10% of the Company’s cash flow, if any, that exceeded 10% of average shareholders’ equity for the year. As the Company has grown, Mr. Isenberg has agreed to adjust the bonus formula to reduce the stated percentage of cash flow and increase the stated percentage of equity, resulting in a lower bonus yield. A similar employment agreement was negotiated with Mr. Petrello when he joined Nabors in 1991 as our President. At that time, Mr. Isenberg voluntarily reduced the stated percentage of cash flow in his bonus formula by the stated percentage of cash flow in Mr. Petrello’s bonus formula.

If Mr. Isenberg had been granted a 5% equity stake in Nabors in 1987, that stake would have grown to value of over $700 million during much of 2008 because of the Company’s strong operational and financial performance under his leadership. Instead, his bonus formula has produced over the years approximately $625 million in aggregate bonuses, taking into account the cash portion of such bonuses, actual proceeds realized upon the liquidation of the portion of such bonuses received in the form of equity grants, and the December 31, 2008 liquidation value of such equity grants still held. That amount is generally on par with the value Mr. Isenberg could have realized had his compensation followed the common “management equity stake” approach described above. The Company stock that Messrs. Isenberg and Petrello have accumulated, as shown in the “Beneficial Ownership of Company Common Stock” table on page 10 of this proxy statement, consists predominantly of long-term equity awards granted over the last two decades that they have agreed to take in lieu of a significant portion of their earned cash bonuses. In other words, Messrs. Isenberg and Petrello have voluntarily placed a significant portion of their earned compensation at the risk of forward stock performance by repeatedly reinvesting in the Company at then-current stock prices or option values and further aligning their interests with those of other shareholders.

Since 1987, under Mr. Isenberg’s leadership, the Company’s senior executive management team has demonstrated its versatility and leadership in forging a stable and effective organization. The compensation Messrs. Isenberg and Petrello have earned under their agreements has grown significantly, primarily because of the extraordinary growth of the Company over the years. The executive management of Nabors has throughout the industry’s cyclical ups and downs delivered superior returns to its shareholders over the long term. Nabors’ ten- and twenty-year compounded average growth rates are 5.9% and 13.58%, which compare favorably with that of the S&P 500 (according to Bloomberg, the compounded average growth rates for companies in the S&P 500 Index are -3.03% and 6.07% for the ten- and twenty-year periods ended December 31, 2008). The Compensation Committee believes that retention and financial motivation of the current management team best positions the Company to sustain this level of performance.

The current global economic decline has presented significant challenges for most companies, and Nabors is no exception. Beginning in the second half of 2008, there has been a significant decrease in natural gas and oil prices, driven in part by the deterioration of the global economic environment, including the extreme volatility in the capital and credit markets. All of these factors have had an adverse effect on our customers’ spending plans for exploration, production and development activities which has had a negative impact on our operations since

December 2008. Despite the deteriorating economic environment, the Company delivered solid operating performance in 2008 in several areas we consider important. Specifically, the Company achieved:

•	Record gross revenues of $5.5 billion;

•	Record cash flow per share of $5.87;

•	Income derived from operating activities (exclusive of noncash charges) of $1.28 billion; and

•	Net income (exclusive of noncash charges) of $865.9 million.

Consistent with our pay-for-performance philosophy, the compensation of our named executive officers is directly affected by our financial performance and stock price, in good times and bad. For example, the annual bonus for each of Messrs. Isenberg and Petrello is determined pursuant to a performance formula in his employment agreement. Specifically, Mr. Isenberg will earn an annual bonus only if the Company’s net cash flow exceeds 15% of our average shareholders’ equity for that fiscal year. For 2008, Mr. Isenberg’s bonus was 6% of such excess net cash flow amount. Mr. Petrello’s cash bonus was 2% of such excess net cash flow, subject to a minimum bonus of $700,000. Based on the Company’s strong cash performance in 2008, these formulas resulted in bonuses for Messrs. Isenberg and Petrello of $70.8 million and $23.1 million, respectively. As they have consistently done in the past, Messrs. Isenberg and Petrello voluntarily agreed to take a significant portion of their 2008 bonuses in the form of equity awards, some of which vests immediately, but a significant amount of which vests over two to three years, in order to more closely align their interests with the long-term interests of shareholders.

Despite the Company’s solid operating performance, the rapid decline in the equity markets in 2008 contributed to a sharp decline in our stock price, which fell over 56% during 2008. This decline has significantly affected our shareholders, including our named executive officers, who have acquired and retained substantial holdings in, or compensation valued by reference to, our stock. The following table illustrates the impact of our stock price on Mr. Isenberg’s and Mr. Petrello’s substantial stock holdings which they have accumulated over the last 22 years and 18 years, respectively:

			Intrinsic Value on		Intrinsic Value on	Change in Value
		Amount Held	12/31/07 ($27.39	Amount Held as	12/31/08 ($11.97	from 12/31/07 to
		as of 12/31/07	Share Price)	of 12/31/08	Share Price)	12/31/08
Name	Equity Type	(#)	($)(1)	(#)	($)(1)	($)

Eugene M. Isenberg	Options	13,191,666	87,459,750	13,191,666	0	(87,459,750)
	Unvested Restricted Stock	899,635	24,641,003	3,226,033	38,615,615	13,974,612	(2)
	Common Shares	4,278,404	117,185,486	4,715,193	56,440,860	(60,744,626	)(3)
	Total		229,286,239		95,056,475	(134,229,764)

Anthony G. Petrello	Options	8,165,334	66,835,480	8,165,334	0	(66,835,480)
	Unvested Restricted Stock	564,084	15,450,261	1,454,477	17,410,090	1,959,829	(4)
	Common Shares	2,600,675	71,232,488	1,060,998	12,700,146	(33,063,047	)(5)
	Total		153,518,229		30,110,236	(97,938,698	)(5)

(1)	The amounts related to outstanding options in the table above were calculated based on the intrinsic value of the options as of December 31, 2007 and 2008. The intrinsic value of an option equals its “spread,” or the amount by which the Company’s share price, as of the applicable date, exceeds the option’s exercise price. Options that are “underwater” (options with exercise prices above the Company’s share price as of the applicable date) have an intrinsic value of zero. The restricted and unrestricted common stock values were calculated by multiplying the number of shares by Company’s share price as of December 31, 2007 and 2008.

(2)	Although the per share value of Mr. Isenberg’s restricted stock holdings decreased significantly, the aggregate value of his restricted stock increased, in part because he acquired 2,078,900 shares of restricted stock in 2008 under his voluntary agreement to take a portion of his 2008 annual bonus in the form of restricted stock. Those shares had a value on December 31, 2008 of $24,884,433. The value of this increase was partially offset by a decrease in the number of restricted shares due to the lapse of restrictions during 2008. Those shares are included in the total number of common shares held on December 31, 2008.

(3)	The value of Mr. Isenberg’s common stock holdings decreased even though he acquired an additional 436,789 shares of common stock in 2008 through the vesting of restricted stock awards.

(4)	Although the per share value of Mr. Petrello’s restricted stock holdings decreased significantly, the aggregate value of his restricted stock value increased, in part because he acquired 851,246 shares of restricted stock in 2008 under his voluntary agreement to take a portion of his 2008 annual bonus in the form of restricted stock. Those shares had a value on December 31, 2008 of $10,189,415. The value of this increase was partially offset by a decrease in the number of restricted shares due to the lapse of restrictions during 2008. Those shares are included in the total number of common shares held on December 31, 2008.

(5)	The decrease in the value of Mr. Petrello’s common stock holdings has been adjusted to reflect the value he received upon the sale of 1,771,161 shares over the course of 2008 at a weighted average price per share of approximately $14.38. The value of Mr. Petrello’s common stock holdings decreased even though he acquired an additional 231,484 shares of common stock in 2008 through the vesting of restricted stock awards.

Note that the Summary Compensation Table on page 24 of this proxy statement shows equity award values in a format required by the SEC and, therefore, differs from the values reported for Messrs. Isenberg and Petrello above. The value of stock awards and option awards disclosed in the Summary Compensation Table, including those included in the Bonus column, equals the amount of expense that the Company recognized for financial reporting purposes in the applicable fiscal year. The table above is not intended as a substitute for the information presented in the Summary Compensation Table. We have provided the above information because we believe it more accurately presents the current value of outstanding equity awards to our executives and the extent to which their interests are aligned with shareholders, factors we consider when making compensation decisions.

The fall in stock price has similarly affected our other named executive officers and senior leadership team. All of their stock options (except those granted in February and March 2009 as part of their bonuses or long-term incentives for 2008) are significantly underwater and thus have no current intrinsic value.

The Compensation Committee took steps to appropriately adjust management compensation for 2008 and 2009 based on the special challenges of our current business environment and in a manner designed to incentivize performance and encourage retention. Specifically, as discussed later in this Compensation Discussion and Analysis:

•	The Compensation Committee engaged BDO Seidman as its independent compensation consultant to assist in a review of the compensation arrangements with Messrs. Isenberg and Petrello. Based on this review, the Company negotiated with Messrs. Isenberg and Petrello amendments and extensions of their agreements on terms substantially more favorable to the Company than before, as described below.

•	With limited exceptions, the Compensation Committee froze bonuses for 2008 for our other named executive officers and other senior leadership at their 2007 levels or, as applicable, at the minimum levels required under their employment contracts.

•	Our senior leadership (other than our named executive officers) received stock options that vest six months from the date of grant in lieu of the all or a significant portion of the cash bonuses they would have otherwise received for 2008.

•	The Compensation Committee elected to make long-term incentive awards to our senior leadership for 2008 performance in the form of stock options rather than restricted stock in order to better incentivize growth. Messrs. Isenberg and Petrello received no equity awards in 2008 other than the restricted stock and options they agreed to take in lieu of a portion of their earned cash bonuses.

•	The Compensation Committee elected to freeze salaries for 2009 for our named executive officers (other than Messrs. Isenberg and Petrello) and senior leadership at their 2008 levels.

How We Determine Executive Compensation

a. Messrs. Isenberg and Petrello.  As explained in the Executive Summary above, Mr. Isenberg’s and Mr. Petrello’s compensation is determined primarily by the terms of their employment agreements. Mr. Isenberg’s employment agreement was originally negotiated with a creditors’ committee in 1987 in connection with the Chapter 11 reorganization proceedings of Anglo Energy, Inc., which subsequently changed its name to Nabors. This contractual arrangement subsequently was approved by the various constituencies in those reorganization proceedings, including equity and debt holders, and confirmed by the United States Bankruptcy Court. Mr. Petrello’s employment agreement was first entered into effective October 1, 1991. That agreement was entered after arm’s length negotiations with the Board before Mr. Petrello joined Nabors in October 1991 and was reviewed and approved by the Compensation Committee of the Board and the full Board of Directors at that time. The employment agreements provide for a base salary, an annual cash bonus, and various other elements of compensation (described more fully below).

The Committee is mindful that the evolving competitive, financial accounting, and regulatory landscape of executive compensation requires that compensation arrangements in contracts negotiated many years ago need to be reconsidered. Accordingly, at the Committee’s recommendation, the Board of Directors in March 2006 set a September 30, 2010 expiration date for Messrs. Isenberg’s and Petrello’s employment agreements. The Committee subsequently conducted a thorough review of the compensation arrangements with Messrs. Isenberg and Petrello and considered adjustments to each element of compensation taking into account current compensation standards, performance evaluations of the executives, mitigation of contingent payments in existing arrangements, and succession planning and retention objectives. Effective as of April 1, 2009, the Company entered amended and extended employment agreements with Messrs. Isenberg and Petrello on terms that are substantially more favorable to the Company than before. Notably:

•	Mr. Isenberg’s annual base salary was set at $1.3 million. He agreed to donate the entire after-tax proceeds of his base salary to a foundation or other fund to provide assistance based on need or merit to employees of the Company or their children or other worthy candidates to pursue higher education. Mr. Petrello’s annual base salary was set at $1.1 million. These amounts are subject to annual review and possible increase.

•	The annual bonus formula for Mr. Isenberg was reduced by 62%, to 2.25% (formerly 6%) of net cash flow in excess of 15% of average shareholders’ equity for the year. The annual bonus formula for Mr. Petrello was reduced by 25%, to 1.5% (formerly 2%) of such excess net cash flow. Mr. Petrello’s bonus formula will adjust to 2% of excess net cash flow in the event he is appointed Chief Executive Officer. In addition, as an inducement to enter into the amended agreements, Nabors will credit $600,000 and $250,000, respectively, to Messrs. Isenberg’s and Petrello’s accounts under the executive deferred compensation plan at the end of each quarter they remain employed beginning June 30, 2009 and, in Mr. Petrello’s case, ending March 30, 2013.

•	All tax gross-ups were eliminated, including without limitation tax gross-ups on perquisites and golden parachute excise taxes.

•	The additional stock option grants in the event of a change in control were eliminated.

•	Noncompetition and nonsolicitation covenants were added.

•	The terms were extended to March 30, 2013, with one-year extensions beginning on April 1, 2011 unless either party gives notice of non-renewal.

•	The previous formulas for severance payments in the event of Mr. Isenberg’s or Mr. Petrello’s death, disability, termination without cause, or constructive termination without cause were eliminated and replaced with significantly lower amounts.

In considering the appropriateness of the compensation arrangements under Messrs. Isenberg’s and Petrello’s renegotiated employment agreements, the Compensation Committee reviewed market data from the following companies in the oil field sector, which were selected with the input of BDO Seidman based on their industry affiliation and size: Baker Hughes Incorporated, BJ Services Company, Diamond Offshore Drilling, Inc., Ensco International Incorporated, Halliburton Co., Helmerich & Payne, Inc., Noble Corporation, Pride International, Inc.,

Rowan Companies, Inc., Schlumberger Limited, Smith International, Inc., Transocean Ltd., Weatherford International Ltd., ConocoPhillips, National Oilwell Varco, Inc. and Plains Exploration & Production Company. The Compensation Committee did not target individual elements of compensation or total compensation at a specific percentile within the peer group.

b. Other named executive officers and senior leadership of the Company. The Compensation Committee sets the compensation for the other named executive officers and for other senior leadership of the Company, which is comprised generally of the heads of the Company’s significant business units and certain corporate departments. In setting the compensation of our senior leadership team, including the named executive officers other than Messrs. Isenberg and Petrello, we generally focus on three key elements: performance considerations and business goals; the subjective judgment of the Compensation Committee with input from Messrs. Isenberg and Petrello; and in some years, market referencing.

Performance Considerations and Business Goals.  We award our executives compensation and assign them additional responsibilities as recognition for how well they perform individually and as a team in achieving individual and collective business goals. At the end of each year, each such executive’s overall performance is assigned a rating by Messrs. Isenberg and Petrello, which is reviewed by the Compensation Committee. These performance ratings heavily influence the executive’s compensation but are not applied in a formulaic manner. For example, rather than setting specific targets for achievement of business or individual goals, the performance rating is determined on a more subjective basis as further explained below.

Compensation Committee Judgment.  Our Compensation Committee exercises subjective judgment in making compensation decisions with respect to our senior management team. Messrs. Isenberg and Petrello provide significant input to the Committee on the compensation, including annual merit salary adjustments, annual bonus and equity awards, of the senior leadership of the Company other than themselves. The Committee draws on its own judgment and observations of the executive officers and other senior leadership, but also relies heavily on the judgment of Messrs. Isenberg and Petrello in evaluating the performance of such officers and leaders. We do not employ a purely formulaic approach to any of our compensation programs applicable to these executive officers and senior leaders. The Compensation Committee has discretion to increase or decrease formula-driven awards, if any, based on individual performance and executive retention considerations.

Market Referencing.  In some years, we also consider market data in making compensation decisions for this group of executives and senior leaders. The principle of market referencing means that our compensation is considered in light of similarly situated executives at selected peer companies and/or industrial and finance companies in general. To help collect market information, we look at proxy statement disclosures of the peer companies and/or review published compensation survey sources of industrial and finance companies generally. We do not target individual elements of compensation or total compensation at a certain percentile within a peer group. When we use market referencing, we review peer group information and/or survey data solely to inform ourselves how our executives’ and senior leaders’ aggregate compensation compares to competitive norms in order to set compensation at levels we believe are appropriate for attracting and retaining talented leaders. We did not employ a peer group analysis in determining the compensation of our named executive officers for 2008.

c. Tally Sheets.  In making compensation determinations, our Compensation Committee reviews tally sheets including each of the named executive officers and senior leadership team. These tally sheets present the dollar amount of each component of the named executive officers’ and senior leaders’ compensation, including current cash compensation (base salary and bonus), accumulated deferred compensation balances, outstanding equity awards, retirement benefits, perquisites and any other compensation, including compensation if any to which senior leaders are entitled by virtue of employment agreements. These tally sheets reflect the annual compensation for the named executive officers and senior leaders.

In its most recent review of tally sheets, the Compensation Committee determined that, during normal economic times, all of these elements in the aggregate provide a reasonable and competitive compensation opportunity for each executive and that each element contributes to our overall compensation objectives discussed above. However, given the uncertainty of the current economy and the special challenges of our current industry environment, the Compensation Committee made certain adjustments to the compensation mix and program design for 2009 as highlighted in the Executive Summary of this Compensation Discussion and Analysis, and as discussed more fully below.

Components of Executive Compensation

The key elements of our executive compensation program are base salary, annual performance bonus, and long-term incentives, such as equity awards that vest over several years. Stock ownership is the simplest, most direct way to align our executive officers’ interests with those of our other shareholders. The vesting and other design features of these awards encourage long-term stock ownership by our executive officers to further motivate them to create long-term shareholder value. This is particularly true in the case of Messrs. Isenberg and Petrello, who have exercised stock options in only four of the last twenty years and continue to hold a combined equity interest in the Company of greater than 10%. Our three-part compensation approach enables us to remain competitive within our industry while ensuring that our named executive officers are appropriately incentivized to deliver shareholder value.

Retirement benefit accruals and perquisites or other fringe benefits make up only a minor portion of the total annual compensation opportunity. We also provide severance protection for Messrs. Isenberg and Petrello as discussed later in this Compensation Discussion and Analysis and in the section entitled “Employment Agreements” beginning on page 28 of this proxy statement.

Base Salary

a. Messrs. Isenberg and Petrello.  Mr. Isenberg’s base salary remained constant from 1987 through the end of 2003 and Mr. Petrello’s base salary remained constant since his employment began in 1991 through the end of 2003. The base salaries for both executives were adjusted consistent with competitive analysis in 2003 and remained constant through March 2009. Effective April 1, 2009, as part of the overall adjustment of their compensation arrangements, Messrs. Isenberg’s and Petrello’s base salaries were increased to $1.3 million and $1.1 million, respectively. Mr. Isenberg has agreed to donate the entire after-tax proceeds of his base salary to a foundation or other fund to provide assistance based on need or merit to employees of the Company or their children or other worthy candidates to pursue higher education.

b. Other named executive officers and senior leadership of the Company.  The Compensation Committee reviews the performance of each other senior executive officer individually with Messrs. Isenberg and Petrello and determines an appropriate base salary level based primarily on individual performance and competitive factors. These competitive factors sometimes include as a reference the compensation levels of similarly situated executives of other drilling contractors and in the oil service sector generally, and also the compensation levels needed to attract and retain highly talented executives from outside the industry. We do not target base salaries at a certain percentile within any peer group. Instead, we review market data generally to inform ourselves how our executives’ and senior leaders’ aggregate compensation compares to competitive norms. In the case of newly hired executives, the Compensation Committee sometimes considers the previous salary of the candidate in his or her last employment. Base salaries for our named executive officers for 2006 through 2008 are reported in the Summary Compensation Table on page 24 under the Salary column. Mr. Koch’s base salary increased by 9% from 2007 to 2008 based upon individual and company performance. As mentioned in the Executive Summary, in light of the current uncertainty of the economic environment, the Compensation Committee elected to freeze 2009 salaries for our named executive officers (other than Messrs. Isenberg and Petrello) and other senior leaders at their 2008 levels.

Annual Performance Bonus and Long-Term Incentives

a. Overview.  We intend our annual performance bonus and long-term incentive program to reward achievement of corporate objectives and to place a significant portion of our named executive officers’ compensation at risk. By granting annual equity awards that vest over several years, we provide a longer-term focus that further aligns the interests of our executives with our shareholders. The Compensation Committee supports a practice of paying bonuses and long-term incentives that deliver above average compensation if financial results and/or shareholder returns exceed expectations. As noted above, 2008 was one of the best years in the Company’s history.

Revenues, operating income, cash flow and net income (exclusive of noncash charges) all reached record or near record levels. Revenues topped $5 billion for the first time in the Company’s history. Moreover, strategies were employed by senior management to help ensure the continued financial success of the Company over the ensuing years — including improvements in the size, type, quality and position of our fleet; significant expansion of our market share and operating income from international operations; and continuous improvements in our ability to leverage our physical infrastructure and economies of scale. All of this was accomplished while the Company maintained a strong financial position underscored by management’s ability to access capital markets on an attractive basis. The Compensation Committee believes that retention and financial motivation of the current management team best positions the Company to sustain this level of performance and grow shareholder value.

b. Messrs. Isenberg and Petrello.  As noted above, Messrs. Isenberg and Petrello have employment agreements with the Company which were designed from the outset to align their compensation with enhancing shareholder value. The major portion of Mr. Isenberg’s and Mr. Petrello’s cash compensation is performance-based bonus compensation. In addition to a base salary, their employment agreements provide for annual cash bonuses in an amount equal to a specified percentage of Nabors’ net cash flow (as defined in the respective employment agreements) in excess of 15% of the average shareholders’ equity for each fiscal year. Under the prior agreements in effect through the first quarter of 2009, the specified percentages of net cash flow in Messrs. Isenberg’s and Petrello’s bonus formulas were 6% and 2%, respectively. Beginning in the second quarter of 2009, those percentages were reduced to 2.25% and 1.5%, respectively. Mr. Isenberg’s cash bonus formula originally was set at 10% of net cash flow in excess of 10% of average shareholders’ equity and he has voluntarily reduced it over time to its current level. The excess cash flow metric was originally established when the Company was emerging from bankruptcy to incentivize growth and, in particular, cash generation. It has proven over the years to be an effective measure of performance and incentive for growth. Based on the Company’s strong cash performance in 2008, Messrs. Isenberg and Petrello earned bonuses of $70.8 million and $23.1 million in 2008. Each of them agreed to take a significant portion of the bonus in the form of restricted stock and stock options.

Both Messrs. Isenberg and Petrello are eligible under their employment agreements to receive long-term equity incentive awards. In light of their overall compensation packages, no equity awards (other than the portion of their annual cash bonuses that they agreed to take in the form of equity) were requested by or made to Messrs. Isenberg or Petrello in 2008.

c. Other named executive officers and senior leadership of the Company.  We provide incentives to these executive officers and senior leadership in two categories: (1) annual performance bonuses that are designated in cash, but are sometimes paid in whole or in part in the form of equity awards, and (2) long-term incentives that are delivered in the form of restricted stock, stock options or other equity awards. The Committee balances the goals of rewarding past performance, incentivizing future performance, and retention in determining the amount and form of these incentives. Through our annual cash bonus and long-term equity incentives, we link individual awards to both Company and individual performance.

Annual incentive awards are not guaranteed. Generally, the Committee determines the amount of the annual bonus, if any, for an officer and then uses that amount as a basis for determining the number of shares of restricted stock or options to be granted as a long-term equity award to that officer, as explained below. While not based on objective formulae or specific targets, the performance considerations for the annual bonus include both financial and nonfinancial assessments, including financial achievements in relation to internal budgets, developing internal infrastructure and enhancing positions in certain markets. The nonfinancial criteria include attainment of safety goals, maintaining Nabors’ share in its principal geographic markets, enhancing Nabors’ technical capabilities and developing operations in identified strategic markets. At the end of each year, Messrs. Isenberg and Petrello perform a personal assessment of each member of the leadership team other than themselves and assign a performance rating, which is reviewed by the Compensation Committee. These performance ratings heavily influence the executive’s annual bonus and long-term equity incentives but are not applied in a formulaic manner.

The Compensation Committee also considers overall corporate performance during the year, the amount of cash bonus as a percentage of the individual’s base salary, market referencing information in some years, and the recommendations of the Chief Executive Officer and Chief Operating Officer. Based on these considerations, the

Compensation Committee in its subjective discretion approves annual incentive awards for the other named executive officers and senior leadership team.

As indicated in the Executive Summary, in recognition of the deterioration of the global economic environment and its negative effect on our businesses beginning in late 2008, the Compensation Committee froze bonuses for 2008 for the senior leadership group, including our named executive officers other than Messrs. Isenberg and Petrello, at their 2007 levels or, as applicable, at the minimum levels required under their employment contracts. Mr. Koch resigned effective February 28, 2009 and therefore did not receive a bonus for 2008. However, in recognition of his service, he received a severance payment of $150,000, which was equal to the cash portion of the bonus he received in 2007. That payment will be reflected in the Summary Compensation Table for 2009.

In 2008, as in prior years, the long-term incentives were determined by multiplying the value of the annual cash bonus amount by a multiple determined for that individual based upon position and performance, and delivering the resulting value in the form of equity, based on the value of our stock or the Black-Scholes value of stock options, as the case may be, on the grant date. For example, Mr. Andrews earned an annual cash bonus of $50,000 for 2008. Mr. Andrews also received a separate long-term incentive award for 2008 in the form of stock options, the number of which was determined by multiplying the total value of his annual bonus ($50,000) by the applicable multiple (.6) and dividing the resulting amount by the Black-Scholes value of an option as of the grant dates. Based on this calculation, he was granted options to purchase an additional 10,455 shares of stock, vesting ratably over four years. The value of this incentive award is equivalent to the long-term incentive he received for services in 2007, adjusted to account for his full year’s service in 2008. The Compensation Committee elected to make 2008 equity awards to our senior leadership in the form of stock options rather than restricted stock in order to better incentivize growth through higher leverage.

Share awards or stock option grants typically are issued with a four-year vesting schedule, but the Committee may use different vesting schedules under certain circumstances. For example, because a smaller percentage (in some cases none) of the annual bonus to the senior leadership in 2008 was made in cash, the Committee elected to provide a portion of the equity component of such awards with shorter vesting schedules. Our senior leadership (other than our named executive officers) received stock options that vest six months from the date of grant in lieu of all or most of the 2008 cash bonus amounts they would have otherwise received.

The annual cash bonuses for the named executive officers for 2008 are reported in the Summary Compensation Table on page 24 under the column entitled “Bonus”. The amount we expensed in 2008 for the long-term incentives granted to our named executive officers in 2008 are reported in the “Stock Awards” or “Option Awards” columns of that table, as appropriate.

d. Equity Award Policy.  The Company has established a Stock Option/Restricted Stock Award Policy that applies to the grant of equity incentive awards to all employees, including our named executive officers. The policy does not restrict the timing of awards, although the Compensation Committee generally makes incentive awards to our named executive officers and senior leadership at the first meeting of the Compensation Committee following the end of each calendar year, which usually occurs in February. We do not coordinate the timing of equity grants with the release of material information.

Pursuant to this policy, the Compensation Committee delegates to the Chairman of the Compensation Committee and to Mr. Isenberg authority, subject to predetermined caps, to approve equity awards to employees at other times during the year, such as in connection with new hires and promotions, or in connection with the appraisal review and compensation adjustment process for employees. All awards granted by Mr. Isenberg are required to be reported to the Compensation Committee at its next regularly scheduled meeting. In connection with the appraisal review and compensation adjustment process for 2008, Mr. Isenberg was delegated authority to grant up to an aggregate of 4,750,000 options to employees other than himself.

Retirement Benefits

Our named executive officers and senior leaders are eligible to participate in the following retirement plans:

•	a tax-qualified 401(k) plan

•	a nonqualified deferred compensation plan (the “nonqualified plan”)

Collectively, these plans facilitate retention and encourage our employees to accumulate assets for retirement. The 401(k) plan is a tax-qualified defined contribution benefit plan covering substantially all our employees. A description of the nonqualified plan, the benefits of our named executive officers under such plan, and the terms of their participation can be found in the Nonqualified Deferred Compensation table and the discussion following that table beginning on page 27 of this proxy statement.

At the end of 2008, the Company terminated the portion of the nonqualified plan with respect to interests that were vested as of December 31, 2005 and distributed the account balances attributable to such interests to participants. These distributions to our named executive officers are reflected in the Nonqualified Deferred Compensation table for 2008. In addition, participants were given an opportunity to elect to receive a distribution in 2009 of their vested interests in the nonqualified plan as of December 31, 2008 with respect to post-2005 contributions. Messrs. Isenberg and Petrello elected to do so. These distributions will be reflected in the Nonqualified Deferred Compensation table for 2009.

Beginning in 2009, Messrs. Isenberg and Petrello are eligible to participate in another nonqualified deferred compensation plan, which we refer to as the executive deferred compensation plan. Pursuant to Mr. Isenberg’s amended employment agreement, commencing on June 30, 2009, and at the end of each calendar quarter he remains employed, Nabors will credit $600,000 to his account under this plan. These deferred amounts, together with earnings thereon, will be distributed to Mr. Isenberg upon expiration of the agreement or earlier upon his termination of employment due to death, disability, termination without cause or constructive termination without cause. Pursuant to Mr. Petrello’s amended employment agreement, commencing on June 30, 2009, and at the end of each calendar quarter he remains employed up to and including March 30, 2019, Nabors will credit $250,000 to his account under this plan. These deferred amounts, together with earnings thereon, will be distributed to Mr. Petrello when he reaches age 65 or earlier upon his termination of employment due to death, disability, termination without cause or constructive termination without cause. Both Messrs. Isenberg and Petrello will forfeit their account balances under this plan upon termination of employment for cause or voluntary resignation. Some of our senior leaders, but none of our other executive officers, also participate in the executive deferred compensation plan.

Other Benefits and Perquisites

All of our employees, including our named executive officers, are entitled to participate in health and welfare benefits plans. Our named executive officers may also receive company-sponsored club memberships and/or an automobile allowance as part of their overall compensation package. In addition, Messrs. Isenberg and Petrello are entitled to additional benefits under the terms of their employment agreements, as described in the section entitled “Employment Agreements” beginning on page 28.

Termination and Change in Control Arrangements

Severance protections, particularly in the context of a change in control transaction, can play a valuable role in attracting and retaining key executive officers. Accordingly, we provide such protections for Messrs. Isenberg and Petrello in their employment agreements. Detailed information regarding these employment agreements and severance benefits they provide is included in the section entitled “Employment Agreements” beginning on page 28 of this proxy statement. The severance benefits in the prior agreements were negotiated when the employment agreements were entered into in 1987 and 1991, respectively.

The severance benefits in Messrs. Isenberg’s and Petrello’s employment agreements were substantially renegotiated in 2009 to be effective as of April 1, 2009. The previous formulas for severance payments in the event of Mr. Isenberg’s death, disability, termination without cause, or constructive termination without cause, were eliminated and substituted with a flat payment of $100 million upon any such termination, representing a negotiated amount taking into account Mr. Isenberg’s entitlements under the prior agreement and his concessions under the new agreement. In addition, all tax gross-ups were eliminated under his new arrangement, including the gross-up for golden parachute excise taxes. For comparison, the cash severance amount to which Mr. Isenberg would have been entitled under the old agreement if his employment had terminated on December 31, 2008 under any of these conditions was $263.6 million (excluding excise tax gross-up), as shown in the table on page 28 under the heading “Potential Payments upon Termination or Change in Control.” This concession alone represents a potential savings to the Company of over $163 million.

Similarly, the previous formula for severance payments in the event of Mr. Petrello’s death or disability were eliminated and substituted with a flat payment of $50 million upon any such termination, representing a negotiated amount taking into account Mr. Petrello’s entitlements under the prior agreement and his concessions under the new agreement. The formula for termination without cause, or constructive termination without cause, was reduced to three times the average of the base salary and annual bonus paid to Mr. Petrello during each of the three fiscal years preceding the date of termination, with the bonus amounts to be calculated in all cases as though the bonus formula under the new agreement had been in effect. The formula will be further reduced to two times the average stated above effective April 1, 2015. In addition, all tax gross-ups were eliminated under his new arrangement, including the gross-up for golden parachute excise taxes. For comparison, the cash severance amount to which Mr. Petrello would have been entitled under the old agreement if his employment had terminated on December 31, 2008 under any of these conditions was $89.6 million (excluding excise tax gross-up), as shown in the table on page 26 under the heading “Potential Payments upon Termination or Change in Control.” This concession alone represents a potential savings to the Company of over $39 million.

In light of the overall concessions by Messrs. Isenberg and Petrello in the renegotiation of their employment agreements, including the elimination of tax gross-up payments, the elimination of substantial stock option grants in the event of a change in control, and substantial reductions in their bonus formulas, the Committee agreed to retain a death benefit feature in the new agreements, although at a much reduced level, in order to mitigate the risk of paying a substantially higher death benefit during the term of the prior agreements. Using December 31, 2008 values, the reduction in combined death benefits under the new agreements is over $200 million. The Committee believes that it was able to obtain an optimal compensation package in the new employment agreements through inclusion of the substantially reduced death-benefit provisions.

Risk Assessment

In view of the current economic and financial environment, the Compensation Committee has reviewed and will continue to review with management the design and operation of our incentive compensation arrangements, including the performance objectives and the mix of short- and long-term performance horizons used in connection with incentive awards, for the purpose of assuring that these arrangements will not provide our executives with incentive to engage in business activities or other behavior that would impose unnecessary or excessive risk to the value of our company or the investments of our shareholders.

Tax Considerations

Section 162(m) of the Internal Revenue Code of 1986, as amended, limits to $1 million the amount of compensation that may be deducted by Nabors in any year with respect to certain of Nabors’ highest paid executives. Certain performance-based compensation approved by shareholders is not subject to the $1 million limit, nor is compensation paid pursuant to employment contracts in existence prior to the adoption of Section 162(m) in 1993. Although the employment agreements with Messrs. Isenberg and Petrello were originally entered prior to 1993, the grandfathered exemptions do not apply with respect to the amendments made after 1993. Consequently, Nabors is not able to deduct that portion of such compensation that exceeds $1 million. Although Nabors intends to take reasonable steps to obtain deductibility of compensation, it reserves the right not to do so in its judgment, particularly with respect to retaining the service of its executive officers.

2008 SUMMARY COMPENSATION TABLE

The table below summarizes the total compensation paid to or earned by each of our named executive officers for the fiscal years ended December 31, 2006, December 31, 2007 and December 31, 2008.

						Non-Equity
				Stock	Option	Incentive Plan	All Other
Name and Principal		Salary	Bonus	Award(s)	Awards	Compensation	Compensation	Total
Position	Year	($)(1)	($)(2)	($)(3)	($)(4)	($)(5)	($)(6)	($)

Eugene M. Isenberg	2008	825,000	58,755,587	0	0	0	254,043	59,834,630
Chairman of the Board, Director and	2007	825,000	33,056,197	0	585,137	0	170,110	34,636,444
Chief Executive Officer	2006	825,000	25,760,603	0	4,095,957	0	115,628	30,797,188
Anthony G. Petrello	2008	700,000	22,160,344	0	0	0	97,760	22,958,104
Director, Deputy Chairman, President and	2007	700,000	16,904,818	0	292,568	0	242,932	18,140,318
Chief Operating Officer	2006	700,000	16,477,312	0	2,047,978	0	186,103	19,411,393
Bruce P. Koch	2008	358,543	0	158,510	13,555	0	25,444	556,052
Vice President and Chief Financial Officer	2007	330,000	250,000	102,258	107,012	0	41,793	831,063
	2006	300,000	150,000	50,060	114,466	0	24,883	639,409
Mark D. Andrews	2008	180,000	50,000	15,705	0	0	73,777	319,482
Corporate Secretary	2007	54,269	50,000	2,814	0	0	23,712	130,795

(1)	Includes $50,000 paid as director’s fees to Mr. Isenberg and Mr. Petrello.

(2)	Mr. Isenberg and Mr. Petrello are entitled to receive an annual cash bonus as provided in their employment agreement. For 2006, 2007 and 2008 Messrs. Isenberg and Petrello agreed to accept cash bonuses that were less than the cash bonus each was entitled to receive under his employment agreement. See above — “Annual Performance Bonus and Long-Term Incentives”. For 2006 and 2007 each of them voluntarily agreed to accept a portion of his bonus in the form of restricted stock that was granted in January 2007 and February 2008, respectively. For 2008 each of them voluntarily agreed to accept a portion of his bonus in the form of restricted stock that was granted in October 2008 and in the form of stock options that were granted in February 2009. The amounts in this column include the compensation cost recognized by the Company for the fiscal year indicated related to restricted stock awards and stock option awards that Messrs. Isenberg and Petrello voluntarily agreed to accept as part of their annual bonuses.

(3)	The amounts in this column reflect the compensation cost related to restricted stock awards recognized by the Company for the fiscal year indicated, in accordance with FAS 123(R), exclusive of costs included in the “Bonus” column related to restricted stock awards that Messrs. Isenberg and Petrello voluntarily agreed to accept as part of their annual bonuses.

(4)	The amounts in this column reflect the compensation cost related to stock option awards recognized by the Company for the fiscal year indicated, in accordance with FAS 123(R), exclusive of costs included in the “Bonus” column related to stock option awards that Messrs. Isenberg and Petrello voluntarily agreed to accept as part of their annual bonuses. For a discussion of the assumptions employed in determining the compensation cost reported above, please see Note 4 to our consolidated financial statements filed on Form 10-K for the year ended December 31, 2008.

(5)	Incentive awards paid in cash are reported under the “Bonus” column above.

(6)	All Other Compensation amounts in the Summary Compensation Table consist of the following items:

				Imputed
		Insurance	Club	Life	Automobile	Imputed			NQP	401(k)
		Benefits	Membership	Insurance	Allowance	Interest	Gross-up	Other	Company	Company
Name	Year	(a)	(b)	(c)	(d)	(e)	(f)	(g)	Match	Match	Total

Eugene M. Isenberg	2008	0	54,534	14,499	24,000	0	84,313	67,497	5,382	3,818	254,043
	2007	0	49,288	9,698	23,539	0	30,800	47,785	5,175	3,825	170,110
	2006	0	43,374	9,888	24,000	0	29,576	0	4,708	4,092	115,628
Anthony G. Petrello	2008	0	15,417	1,446	30,373	0	21,413	19,911	0	9,200	97,760
	2007	0	14,681	3,790	38,532	0	26,458	150,471	5,175	3,825	242,932
	2006	0	10,703	3,864	10,490	102,766	49,480	0	4,708	4,092	186,103
Bruce P. Koch	2008	0	6,237	407	9,600	0	0	0	5,382	3,818	25,444
	2007	0	6,767	1,534	9,415	0	15,077	0	5,175	3,825	41,793
	2006	0	5,016	1,467	9,600	0	0	0	4,708	4,092	24,883
Mark D. Andrews	2008	0	0	0	0	0	0	73,777	0	0	73,777
	2007	0	0	0	0	0	0	23,712	0	0	23,712

(a)	The economic benefit related to a split dollar life insurance arrangement was $129,746 and $14,052 for Messrs. Isenberg and Petrello, respectively. These amounts were reimbursed to the Company during 2008. The benefit as projected on an actuarial basis was $241,553 and $0, respectively, before taking into account any reimbursements to the Company. We have used the economic benefit method for purposes of disclosure in the Summary Compensation Table. Nabors suspended premium payments under these policies in 2002 as a result of the Sarbanes-Oxley Act of 2002.

(b)	Includes club dues.

(c)	Represents value of life insurance premiums for coverage in excess of $50,000.

(d)	Represents amounts paid for auto allowance.

(e)	The amount in the “Imputed Interest” column for Mr. Petrello represents imputed interest on a loan from Nabors in the maximum amount of $2,881,915 pursuant to his employment agreement in connection with his relocation to Houston. Mr. Petrello paid the balance of $2,881,915 in full in September 2006.

(f)	The amounts in the “Gross-up” column for Mr. Isenberg represent tax reimbursements related to auto allowance, club memberships and tax preparation fees. The amounts in the “Gross-up” column for Mr. Petrello represent tax reimbursements related to auto allowance, club memberships and (for 2006) imputed interest on a loan from Nabors on which no interest was paid or charged. This loan was repaid in September 2006. The amount in the “Gross Up” column for Mr. Koch represents tax reimbursements related to the implications of Section 409A of the Internal Revenue Code on certain stock options exercised during 2006.

(g)	The amount in the “Other” column for Mr. Isenberg represents tax preparation fees and the incremental variable operating costs to the Company (which include fuel, landing fees, on board catering and crew travel expenses) attributable to his personal use of the corporate aircraft. The amount in the “Other” column for Mr. Petrello represents the incremental variable operating costs to the Company (which include fuel, landing fees, on board catering and crew travel expenses) attributable to his personal use of the corporate aircraft. The amount in the “Other” column for Mr. Andrews represents a housing allowance of $48,000. In addition, the “Other” column for Mr. Andrews represents reimbursement of Bermuda payroll taxes, company matching contributions to a Bermuda pension plan, and reimbursement of Bermuda health and social insurance premiums, none of which individually exceeds the greater of $25,000 or 10% of the total amount of these benefits for the named executive.

2008 GRANTS OF PLAN-BASED AWARDS

The table below shows each grant of restricted stock awards made to a named executive officer under any plan during the year ended December 31, 2008. Nabors did not grant any options or stock appreciation rights to any named executive officer during the year ended December 31, 2008.

								All
								Other
								Stock	Grant
								Awards:	Date Fair
		Estimated Future Payouts Under			Estimated Future Payouts Under			Number of	Value
		Non-Equity Incentive Plan Awards			Equity Incentive Plan Awards			Shares of	Of Stock
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	Stock	Awards
Name	Date	($)	($)	($)	($)	($)	($)	(1)	($)

Eugene M. Isenberg	2/22/08							921,100	28,461,990
	10/23/08							2,078,900	28,356,196
Anthony G. Petrello	2/22/08							390,777	12,075,009
	10/23/08							851,246	11,610,995
Bruce P. Koch	2/22/08							7,282	225,014
Mark D. Andrews	3/14/08							633	20,338

(1)	Restricted stock awards granted in February and March 2008 relate to 2007 performance and restricted stock awards granted in October 2008 relate to 2008 performance. The restricted stock awards to Messrs. Isenberg and Petrello vest over three years on a quarterly basis on the calendar quarter end date; restricted stock awards to Mr. Koch and Mr. Andrews vest ratably over a four-year period. Mr. Koch forfeited all stock awards that were unvested as of February 28, 2009, the date his employment terminated.

OUTSTANDING EQUITY AWARDS AT 2008 FISCAL YEAR END

This table shows unexercised options, restricted stock awards that have not vested, and equity incentive plan awards for each named executive officer outstanding as of December 31, 2008. The amounts reflected as Market Value are based on the closing price of our common stock ($11.97) on December 31, 2008, the last business day of 2008, as reported on the New York Stock Exchange.

	Option Awards				Stock Awards
								Equity
								Incentive
								Plan Awards:
							Equity	Market
							Incentive	or Payout
	Number of	Number of				Market	Plan Awards:	Value of
	Securities	Securities				Value of	Number of	Unearned
	Underlying	Underlying	Option		Number of	Shares That	Unearned	Shares That
	Unexercised	Unexercised	Exercise	Option	Shares That	Have Not	Shares That	Have Not
	Options (#)	Options (#)	Price	Expiration	Have Not	Vested	Have Not	Vested
Name	Exercisable	Unexercisable	($)	Date	Vested (#)	($)	Vested (#)	($)

Isenberg, E(1)	225,000	0	$19.000	3/23/2010
	2,000,000	0	$22.775	12/4/2010
	3,800,000	0	$13.525	1/22/2012
	1,900,000	0	$19.375	2/20/2013
	1,900,000	0	$22.955	2/20/2014
	700,000	0	$28.825	2/24/2015
	2,666,666	0	$35.805	12/5/2015
					66,666	797,992	—	—
					466,424	5,583,095	—	—
					2,692,943	32,234,528	—	—
Petrello, A(2)	1,500,000	0	$12.375	12/7/2009
	182,000	0	$19.000	3/23/2010
	1,000,000	0	$22.775	12/4/2010
	1,900,000	0	$13.525	1/22/2012
	950,000	0	$19.375	2/20/2013
	950,000	0	$22.955	2/20/2014
	350,000	0	$28.825	2/24/2015
	1,333,334	0	$35.805	12/5/2015	33,333	398,996	—	—
					309,389	3,703,386	—	—
					1,111,755	13,307,708	—	—
Koch, B(3)	10,000	0	$28.825	2/24/2015
	10,000	0	$31.050	7/8/2015	1,084	12,975	—	—
					2,000	23,940	—	—
					5,508	65,931	—	—
					7,282	87,166
Andrews, M(4)					723	8,654	—	—
					633	7,577	—	—

(1)	Mr. Isenberg’s restricted stock vests as follows: 66,666 shares vested on 2/28/09; 233,212 shares vested on 1/31/09; and 233,212 shares vest on 1/31/10; 250,072 shares vested on 3/31/09; 249,990 shares vest on 6/30/09; 249,989 shares vest on 9/30/09; 249,991 shares vest on 12/31/09; 249,990 shares vest on 3/31/10; 249,990 shares vest on 6/30/10; 249,990 shares vest on 9/30/10; 249,991 shares vest on 12/31/10; 173,235 shares vest on 3/31/11; 173,235 shares vest of 6/30/11; 173,235 shares vest on 9/30/11 and 173,235 shares vest on 12/31/11.

(2)	Mr. Petrello’s restricted stock vests as follows: 33,333 shares vested on 2/28/09; 154,694 shares vested on 1/31/09; 154,695 shares vest on 1/31/10; 103,532 shares vested on 3/31/09; 103,497 shares vest on 6/30/09; 103,498 shares vest on 9/30/09; 103,497 shares vest on 12/31/09; 103,498 shares vest on 3/31/10; 103,498 shares vest on 6/30/10; 103,499 shares vest on 9/30/10; 103,498 shares vest on 12/31/10; 70,934 shares vest on 3/31/11; 70,934 shares vest on 6/30/11; 70,935 shares vest on 9/30/11 and 70,935 shares vest on 12/31/11.

(3)	Mr. Koch’s restricted stock vested as follows: 1,084 shares vested on 2/24/09; 1,000 shares vested on 2/28/09; and 1,836 shares vested on 2/23/09. All remaining shares were forfeited upon his departure from the Company.

(4)	Mr. Andrews’ restricted stock vests as follows: 241 shares vest on 10/1/09; 241 shares vest on 10/1/10; 241 shares on 10/1/11; 158 shares vested on 3/14/09; 158 shares vest on 3/14/10; 158 shares vest on 3/14/11 and 159 shares vest on 3/14/12.

OPTION EXERCISES AND STOCK VESTED IN 2008

The following table shows stock options exercised by the named executive officers and restricted stock awards vested during 2008. The value realized on the exercise of options is calculated by subtracting exercise price per share from the market price per share on the date of the exercise.

	Option Awards		Stock Awards
	Number of		Number of
	Shares		Shares
	Acquired on	Value Realized	Acquired on	Value Realized
Name	Exercise (#)	on Exercise ($)	Vesting (#)	on Vesting ($)

Eugene M. Isenberg	0	0	673,602	19,498,449
Anthony G. Petrello	0	0	351,630	10,085,356
Bruce P. Koch	100,000	1,011,460	3,918	122,636
Mark D. Andrews	0	0	241	6,006

2008 NONQUALIFIED DEFERRED COMPENSATION

The Company maintains a nonqualified deferred compensation plan that allows certain employees to defer an unlimited portion of their base salary and cash bonus and to receive company matching contributions in excess of contributions allowed under our 401(k) plan because of IRS qualified plan limits. The plan is not funded and benefits are paid from the general assets of the Company. Distributions from the nonqualified deferred compensation plan are generally made in the form of a lump-sum payment upon separation of service from the Company. At the end of 2008, however, the Company terminated the portion of the nonqualified deferred compensation plan with respect to interests that were vested as of December 31, 2005 and distributed the account balances attributable to such interests to participants. These distributions to our named executive officers are reflected in the Nonqualified Deferred Compensation table for 2008. In addition, participants were given an opportunity to elect to receive a distribution in 2009 of their vested interests in the nonqualified deferred compensation plan as of December 31, 2008 with respect to post-2005 contributions. Messrs. Isenberg and Petrello elected to do so. These distributions will be reflected in the Nonqualified Deferred Compensation table for 2009. As a result of the termination of his employment on February 28, 2009, Mr. Koch will receive a distribution of his remaining balance in 2009 upon expiration of the required waiting period.

The table below shows aggregate earnings and balances for each of the named executive officers under our nonqualified deferred compensation plan discussed above.

	Executive	Company
	Contributions in	Contributions in		Aggregate	Aggregate
	Last Fiscal	Last Fiscal	Aggregate Earnings	Withdrawals/	Balance at
	Year	Year	in Last Fiscal	Distributions	Last Fiscal
Name	($)	($)	Year ($)	($)	Year-End ($)

Eugene M. Isenberg	2,123,692	8,314	(3,289,741)	2,656,838	2,944,597
Anthony G. Petrello	1,068,263	0	(2,527,430)	1,443,156	3,758,370
Bruce P. Koch	28,278	4,905	(154,708)	134,665	70,821
Mark D. Andrews	0	0	0	0	0

Potential Payments Upon Termination or Change in Control

The following table reflects potential payments to executive officers under agreements in place with Messrs. Isenberg and Petrello on December 31, 2008 for termination upon a change in control and upon their death, disability, termination without cause or constructive termination without cause (as defined in their respective employment agreements). The amounts shown assume the termination was effective on December 31, 2008. The value of the equity awards is based upon $11.97, the closing market price of Nabors common stock as reported on the NYSE on December 31, 2008. Effective April 1, 2009, the termination and change in control arrangements in place with Messrs. Isenberg and Petrello were substantially renegotiated, as described below and in the Compensation Discussion and Analysis.

					Retirement and	Welfare
	Cash		Option	Stock	Savings Plan	Benefits and	Tax
Name	Severance(1)	Bonus	Awards(2)	Awards(3)	Contributions	Out-placement	Gross-up(4)	Total

Eugene Isenberg	$263,630,000	0	$13,262,296	$38,615,615	0	0	$95,873,544	$411,381,451
Anthony Petrello	89,559,000	0	6,631,114	17,410,090	0	0	31,876,493	145,476,701
Bruce Koch	0	0	0	0	0	0	0	0
Mark Andrews	0	0	0	0	0	0	0	0

(1)	In the case of Messrs. Isenberg and Petrello, the amounts shown represent a cash payment equal to (a) all base salary which would have been payable through the expiration date of the contract or three times his then current base salary, whichever is greater; plus (b) the greatest of (i) all annual cash bonuses that would have been payable through the expiration date; (ii) three times the highest bonus (including the imputed value of grants of stock awards and stock options), paid during the last three fiscal years prior to termination; or (iii) three times the highest annual cash bonus payable for each of the three previous fiscal years prior to termination, regardless of whether the amount was paid. The amounts are subject to a “true-up” provision as described below under “Employment Agreements” and are due and payable within 30 days of the triggering event. Effective April 1, 2009, these amounts were renegotiated to substantially lower levels.

(2)	Amounts shown for option awards represent the value of unvested options that would become vested and exercisable upon a change in control based on the difference between the closing price of Nabors’ common stock on December 31, 2008 and the exercise price of the respective options. Pursuant to the terms of his employment agreement as in effect on December 31, 2008, in the event of a change in control, Mr. Isenberg would have received an additional grant of 3,366,666 stock options valued at $13,262,296 calculated at a Black Scholes value of $3.94 per share. Pursuant to the terms of Mr. Petrello’s employment agreement as in effect on December 31, 2008, in the event of a change in control, Mr. Petrello would have received an additional grant of 1,683,332 stock options valued at $6,631,114 calculated at a Black Scholes value of $3.94 per share. Effective April 1, 2009, neither of Messrs. Isenberg or Petrello is entitled to an additional stock option grant upon a change in control.

(3)	Amounts shown for stock awards represent the value of unvested awards that would become vested upon a change in control based upon the closing price of Nabors’ common stock on December 31, 2008.

(4)	Amounts shown are applicable only for a termination in the event of a change in control pursuant to employment agreements as in effect on December 31, 2008. Effective April 1, 2009, the tax gross-up entitlements were eliminated.

Employment Agreements

Nabors’ Chairman and Chief Executive Officer, Eugene M. Isenberg, and its Deputy Chairman, President and Chief Operating Officer, Anthony G. Petrello, each had an employment agreement in effect during 2008. Mr. Isenberg’s employment agreement was originally negotiated with a creditors’ committee in 1987 in connection with the reorganization proceedings of Anglo Energy, Inc., which subsequently changed its name to Nabors. These contractual arrangements subsequently were approved by the various constituencies in those reorganization proceedings, including equity and debt holders, and confirmed by the United States Bankruptcy Court. Mr. Petrello’s employment agreement was first entered into effective October 1, 1991. Mr. Petrello’s employment agreement was agreed upon as part of arm’s length negotiations with the Board before he joined Nabors in October 1991, and was reviewed and approved by the Compensation Committee of the Board and the full Board of Directors at that time. The employment agreements for Messrs. Isenberg and Petrello were restated in 1996 and subsequently amended in 2002, 2005, 2006 (in the case of Mr. Isenberg) and 2008. These amendments were approved by the Compensation Committee of the Board and the full Board of Directors at the time of each amendment.

The employment agreements originally provided for an initial term of five years with evergreen provisions that automatically extended the agreement for an additional one-year term on each anniversary date, unless Nabors provided notice to the contrary ten days prior to such anniversary. In March 2006, the Board of Directors exercised its election to fix the expiration date of the employment agreements for Messrs. Isenberg and Petrello, and accordingly these agreements were set to expire on September 30, 2010. Effective April 1, 2009, the Compensation Committee negotiated an amendment and extension of both agreements. The new agreements provide for an initial term of four years with evergreen provisions which, beginning on April 1, 2011, automatically extend the agreements for an additional one-year term on each anniversary date, unless either party provides notice of termination 90 days prior to such anniversary. If the Company provides notice of termination to Mr. Isenberg, then during the one-year extension period, the Company need not maintain Mr. Isenberg in the position of Chief Executive Officer, but must retain him only in the position of Chairman of the Board. If the Company provides notice of termination to Mr. Petrello, then provided that he remains employed with the Company for a period of up to six months as specified by the Company to assist with the transition of management, the termination will be treated as a constructive termination without cause and the Company will buy out the remaining term of his contract as described below.

In addition to a base salary, the employment agreements in effect during 2006 through 2008 provided for annual cash bonuses in an amount equal to 6% and 2%, for Messrs. Isenberg and Petrello, respectively, of Nabors’ net cash flow (as defined in the respective employment agreements) in excess of 15% of the average shareholders’ equity for each fiscal year. Mr. Petrello’s bonus was subject to a minimum of $700,000 per year. In 18 of the last 19 years, Mr. Isenberg agreed voluntarily to accept a lower annual cash bonus (i.e., a cash amount lower than the cash amount provided for under his employment agreement) in light of his overall compensation package. Mr. Petrello agreed voluntarily to accept a lower annual cash bonus (i.e., a cash amount lower than the cash amount provided for under his employment agreement) in light of his overall compensation package in 15 of the last 18 years.

For 2006 the annual cash bonuses for Messrs. Isenberg and Petrello pursuant to the formula described in their employment agreements were $43.2 million and $28.7 million, respectively. In light of their agreement to accept a portion of the award in restricted stock, they agreed to accept cash bonuses in the amount of $22.0 million and $14.6 million, respectively. For 2007 Mr. Isenberg was entitled pursuant to his employment agreement to a cash bonus in the amount of $69.7 million; however, he voluntarily agreed to reduce the amount of the bonus to $50.9 million and to receive that bonus in cash in the amount of $22.5 million and restricted stock having a value at the grant date of $28.5 million vesting over a three-year period. For 2007 Mr. Petrello was entitled pursuant to his employment agreement to a cash bonus in the amount of $24.4 million; however, he voluntarily agreed to reduce the amount of the bonus to $22.7 million and to receive that bonus in cash in the amount of $10.7 million and restricted stock having a value at the grant date of $12.1 million vesting over a three-year period. For 2008 Messrs. Isenberg and Petrello were entitled pursuant to their employment agreements to cash bonuses in the amounts of $70.8 million and $23.1 million, respectively. Messrs. Isenberg and Petrello voluntarily agreed to accept a portion of their bonuses in restricted stock and stock option awards. Mr. Isenberg received his bonus in cash in the amount of $33.6 million, restricted stock having a value at the grant date of $28.4 million vesting over a three-year period, and stock options having a value at the grant date of $8.8 million. Half of the stock options granted to Mr. Isenberg vest over a period of two years; the remaining stock options vest immediately. Mr. Petrello received his bonus in cash in the amount of $6.5 million, restricted stock having a value at the grant date of $11.6 million vesting over a three-year period, and stock options having a value at the grant date of $5.0 million vesting immediately. There can be no assurance that Messrs. Isenberg and Petrello will agree in the future to accept annual bonuses in an amount less than the cash amounts provided for in their agreements.

Effective April 1, 2009, the annual cash bonus entitlements under Messrs. Isenberg’s and Petrello’s employment agreements have been reduced to 2.25% and 1.5%, respectively, of Nabors’ net cash flow in excess of 15% of the average shareholders’ equity for the year. Mr. Petrello’s bonus formula will adjust to 2% of Nabors’ net cash flow in excess of 15% of average shareholders’ equity in the event he is appointed Chief Executive Officer. In addition, Messrs. Isenberg and Petrello are entitled to participate in the Company’s executive deferred compensation plan. For each quarter Mr. Isenberg is employed beginning June 30, 2009, Nabors will credit $600,000 to Mr. Isenberg’s account under such plan. These deferred amounts, together with earnings thereon, will be distributed to Mr. Isenberg upon expiration of the agreement or earlier upon termination of employment due to death, disability, termination without cause or constructive termination without cause, but will be forfeited upon his earlier termination of employment for cause or voluntary resignation. For each quarter Mr. Petrello is employed from June 30, 2009 through March 30, 2019, Nabors will credit $250,000 to Mr. Petrello’s account under the Company’s executive deferred compensation plan. These deferred amounts, together with earnings thereon, will be distributed to Mr. Petrello when he reaches age 65, or earlier upon termination of employment due to death, disability, termination without cause or constructive termination without cause, but will be forfeited upon his earlier termination of employment for cause or voluntary resignation.

Messrs. Isenberg and Petrello also are eligible for awards under Nabors’ equity plans and may participate in annual long-term incentive programs and pension and welfare plans, on the same basis as other executives; and may receive special bonuses from time to time as determined by the Board.

Termination in the event of death, disability, or termination without cause.  As provided in the employment agreements as in effect during 2008, in the event that Mr. Isenberg’s or Mr. Petrello’s employment agreement had been terminated (i) upon death or disability (as defined in the respective employment agreements), (ii) by Nabors prior to the expiration date of the employment agreement for any reason other than for cause (as defined in the respective employment agreements) or (iii) by either individual for constructive termination without cause (as defined in the respective employment agreements), each would be entitled to receive within 30 days of the triggering event (a) all base salary that would have been payable through the expiration date of the contract or three times his then current base salary, whichever is greater; plus (b) the greatest of (i) all annual cash bonuses that would have been payable through the expiration date; (ii) three times the highest bonus (including the imputed value of grants of stock awards and stock options), paid during the last three fiscal years prior to termination; or (iii) three times the highest annual cash bonus payable for each of the three previous fiscal years prior to termination, regardless of whether the amount was paid. If, by way of example, these provisions had applied at December 31, 2008, Mr. Isenberg would have been entitled to a payment of approximately $264 million, subject to a “true up” equal to the amount of cash bonus he would have earned under the formula during the remaining term of the agreement, based upon actual results, but would not be less than approximately $264 million. Similarly, with respect to Mr. Petrello, had these provisions applied at December 31, 2008, Mr. Petrello would have been entitled to a payment of approximately $90 million, subject to a “true up” equal to the amount of cash bonus he would have earned under the formula during the remaining term of the agreement, based upon actual results, but would not be less than approximately $90 million.

The severance benefits in Messrs. Isenberg’s and Petrello’s employment agreements were substantially renegotiated effective April 1, 2009. The previous formulas for severance payments in the event of Mr. Isenberg’s death, disability, termination without cause, or constructive termination without cause, were eliminated and replaced with a flat payment of $100 million upon any such termination, representing a negotiated amount taking into account Mr. Isenberg’s entitlements under the prior agreement and his concessions under the new agreement. Similarly, the previous formula for severance payments in the event of Mr. Petrello’s death or disability were eliminated and substituted with a flat payment of $50 million upon any such termination, representing a negotiated amount taking into account Mr. Petrello’s entitlements under the prior agreement and his concessions under the new agreement. The formula for Mr. Petrello’s termination without cause, or constructive termination without cause, was reduced to three times the average of the base salary and annual bonus paid to Mr. Petrello during each of the three fiscal years preceding the date of termination, with the bonus amounts to be calculated in all cases as though the bonus formula under the new agreement had been in effect. The formula will be further reduced to two times the average stated above effective April 1, 2015. In addition, all tax gross-ups were eliminated under Messrs. Isenberg’s and Petrello’s new agreements, including the gross-ups for golden parachute excise taxes.

Under both the prior and new employment agreements, upon his death, disability, termination without cause, or constructive termination without cause, the executive is entitled to receive (a) any unvested restricted stock outstanding, which shall immediately and fully vest; (b) any unvested outstanding stock options, which shall immediately and fully vest; (c) any amounts earned, accrued or owing to the executive but not yet paid (including executive benefits, life insurance, disability benefits and reimbursement of expenses and perquisites), which shall be continued through the later of the expiration date or three years after the termination date; (d) continued participation in medical, dental and life insurance coverage until the executive receives equivalent benefits or coverage through a subsequent employer or until the death of the executive or his spouse, whichever is later; and (e) any other or additional benefits in accordance with applicable plans and programs of Nabors, including distribution of account balances under the Company’s executive deferred compensation plan. For Messrs. Isenberg and Petrello, the value of unvested restricted stock was approximately $39 million and $17 million, respectively, as of December 31, 2008. Neither Messrs. Isenberg nor Petrello had unvested stock options as of December 31, 2008. Estimates of the cash value of Nabors’ obligations to Messrs. Isenberg and Petrello under (c), (d) and (e) above are included in the payment amounts above.

Termination in the event of a change in control.  Under their employment agreements as in effect during 2008, in the event that Messrs. Isenberg’s or Petrello’s termination of employment had been related to a change in control (as defined in their respective employment agreements), they would be entitled to receive a cash amount equal to the greater of (a) one dollar less than the amount that would constitute an “excess parachute payment” as defined in Section 280G of the Internal Revenue Code, or (b) the cash amount that would be due in the event of a termination without cause, as described above. If, by way of example, there had been a change in control event that applied on December 31, 2008, the cash severance payments to Messrs. Isenberg and Petrello would have been approximately $264 million and $90 million, respectively. Also, they would have received additional stock options immediately exercisable for five years to acquire a number of shares of common stock equal to the highest number of options granted during any fiscal year in the previous three fiscal years, at an option exercise price equal to the average closing price during the 20 trading days prior to the event that resulted in the change in control. If, by way of example, there had been a change in control event that applied at December 31, 2008, Mr. Isenberg would have received 3,366,666 options valued at approximately $13 million and Mr. Petrello would have received 1,683,332 options valued at approximately $7 million, in each case based upon a Black Scholes grant date value. Finally, they would have received a gross-up payment to make them whole with respect to any excise taxes imposed by Section 4999 of the Internal Revenue Code. With respect to the preceding sentence, by way of example, if there had been a change in control event that applied on December 31, 2008, and assuming that the excise tax were applicable to the transaction, then the additional payments to Messrs. Isenberg and Petrello for the gross-up would be up to approximately $96 million and $32 million, respectively. All of the foregoing change-in-control benefits, including the tax gross-up obligation, were eliminated in the renegotiated employment agreements effective April 1, 2009.

Under both their prior agreements and their new agreements, Messrs. Isenberg and Petrello would be entitled during the one-year period following any change in control to elect to terminate their employment and to have such termination treated as a constructive termination without cause. In that event, they would be entitled to severance payments as described above.

Other Obligations.  In addition to salary and bonus, each of Mr. Isenberg and Mr. Petrello receive group life insurance at an amount at least equal to three times his base salary, various split-dollar life insurance policies, reimbursement of expenses, various perquisites and a personal umbrella policy in the amount of $5 million. Premium payments under the split-dollar life insurance policies were suspended in 2002 as a result of the adoption of the Sarbanes-Oxley Act of 2002. Under each executive’s new agreement, the Company’s only obligation with respect to the split-dollar life insurance policies is to make contributions to the policies during the term of the executive’s employment in the amounts necessary to maintain the face value of the insurance coverage as listed on each policy. In the event the Company is not permitted by law to make such contributions to the policies, the Company shall pay an additional bonus to the executive in an amount equal to the amount required to permit the executive to loan sufficient funds to the insurance trusts that own the policies to keep the policies in force.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

This section discusses certain direct and indirect relationships and transactions involving Nabors and any director or named executive officer.

During the fourth quarter of 2008 the Company entered into a transaction with Shona Energy Company, Inc. (“Shona”), a company in which Mr. Payne, an outside director of the Company, is chairman and chief executive officer. Shona offered all of its existing shareholders, including a subsidiary of the Company, the opportunity to purchase additional Shona common shares by subscribing for units (the “Units”), each consisting of one share of Shona common stock and a warrant to purchase an additional share of Shona common stock during the next five years, in proportion to each shareholder’s respective current share ownership in Shona. In addition, Shona shareholders were offered the opportunity to participate, up to their respective ownership proportions, in the purchase of additional Units to the extent that other shareholders of Shona did not fully subscribe for and purchase their proportionate share of the Units. The Company elected to participate in the Shona offering by way of both an initial subscription in proportion to its current equity interest and a more limited subscription under the overallotment option. As a result of the Company’s participation, it acquired 1,844,819 shares of Shona for an aggregate purchase price of $922,409.50. Its equity ownership percentage in Shona increased from 15.77% to 16.34%. The Board of Directors has determined that this transaction does not compromise Mr. Payne’s independence as a director.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Compensation Committee for 2008 was comprised of Myron M. Sheinfeld, Hans Schmidt, Martin J. Whitman (Chairman), James L. Payne, Alexander M. Knaster until his resignation on October 14, 2008 and beginning February 22, 2008, William T. Comfort, all independent directors. None of these directors has ever served as an officer or employee of Nabors or any of its subsidiaries, nor has any participated in any transaction during the last fiscal year required to be disclosed pursuant to the SEC’s proxy rules, except as disclosed in the section “Certain Relationships and Related Transactions” with respect to Mr. Payne. No executive officer of Nabors serves as a member of the compensation committee or the board of directors of any entity that has one or more of its executive officers serving as a member of our Compensation Committee. In addition, none of our executive officers serves as a member of the compensation committee of the board of directors of any entity that has one or more of its executive officers serving as a member of our Board of Directors.

ITEM 2
APPROVAL AND APPOINTMENT OF INDEPENDENT AUDITORS AND AUTHORIZATION
OF THE AUDIT COMMITTEE TO SET THE AUDITORS REMUNERATION

Under Bermuda law, our shareholders have the responsibility to appoint the independent auditors of the Company to hold office until the close of the next annual general meeting and to authorize the Audit Committee of the Board of Directors to set the auditors’ remuneration. At the annual general meeting, the shareholders will be asked to approve the appointment of PricewaterhouseCoopers LLP (“PricewaterhouseCoopers”) as our independent auditors and to authorize the Audit Committee of the Board of Directors to set the independent auditors’ remuneration. PricewaterhouseCoopers, or a predecessor, has been our independent auditors since May 1987.

A representative from PricewaterhouseCoopers is expected to be present at the annual general meeting, will have the opportunity to make a statement if he or she desires to do so, and will be available to respond to appropriate questions.

Directors’ Recommendation

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS INDEPENDENT AUDITORS OF THE COMPANY AND TO AUTHORIZE THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS TO SET THE AUDITORS’ REMUNERATION.

Preapproval of independent auditor services.  The Audit Committee preapproves all audit and permitted non-audit services (including the fees and terms thereof) to be performed for the Company by PricewaterhouseCoopers, the Company’s independent auditors. The Chairman of the Audit Committee may pre-approve additional permissible proposed non-audit services that arise between Committee meetings, provided that the decision to pre-approve the service is presented for ratification at the next regularly scheduled Committee meeting.

Independent Auditor Fees

The following table summarizes the aggregate fees for professional services rendered by PricewaterhouseCoopers. The Audit Committee pre-approved fiscal 2008 and fiscal 2007 services.

	2008	2007

Audit Fees	$5,855,437	$4,885,773
Audit-Related Fees	36,167	25,000
Tax Fees	361,804	439,459
All Other Fees	—	—

Total	$6,253,408	$5,350,232

The Audit fees for the years ended December 31, 2008 and 2007, respectively, include fees for professional services rendered for the audits of the consolidated financial statements of the Company and the audits of the Company’s internal control over financial reporting, in each case as required by Section 404 of the Sarbanes-Oxley Act of 2002 and applicable SEC rules, statutory audits, consents, and accounting consultation attendant to the audit.

The Audit-Related fees for the years ended December 31, 2008 and 2007, respectively, include consultations concerning financial accounting and reporting standards.

Tax fees as of the years ended December 31, 2008 and 2007, respectively, include services related to tax compliance, including the preparation of tax returns and claims for refund; and tax planning and tax advice.

There were no other professional services rendered during 2008 or 2007.

*	The aggregate fees included in Audit Fees are fees billed for the fiscal years for the audit of the registrant’s annual financial statements and review of financial statements and statutory and regulatory filings or engagements. The aggregate fees included in each of the other categories are fees billed in the fiscal years.

ITEM 3
SHAREHOLDER PROPOSAL REGARDING PAY FOR SUPERIOR PERFORMANCE

The following shareholder proposal has been submitted to the Company for action by the Massachusetts Laborers’ Pension Fund, a holder of 6,691 shares, 14 New England Executive Park, Suite 200, Burlington, Massachusetts 01803. The affirmative vote of a majority of the shares voted at the meeting is required for the approval of the shareholder proposal. Our Board recommends that you vote “Against” this Proposal. The text of the proposal follows:

Shareholder Proposal

Resolved:  That the shareholders of Nabors Industries Ltd. (“Company”) request that the Board of Director’s Executive Compensation Committee adopt a Pay for Superior Performance principle by establishing an executive compensation plan for senior executives (“Plan”) that does the following:

•	Sets compensation targets for the Plan’s annual and long-term incentive pay components at or below the peer group median;

•	Delivers a majority of the Plan’s target long-term compensation through performance-vested, not simply time-vested, equity awards;

•	Provides the strategic rationale and relative weightings of the financial and non-financial performance metrics or criteria used in the annual and performance-vested long-term incentive components of the Plan;

•	Establishes performance targets for each Plan financial metric relative to the performance of the Company’s peer companies; and

•	Limits payment under the annual and performance-vested long-term incentive components of the Plan to when the Company’s performance on its selected financial performance metrics exceeds peer group median performance.

Supporting Statement

We feel it is imperative that executive compensation plans for senior executives be designed and implemented to promote long-term corporate value. A critical design feature of a well-conceived executive compensation plan is a close correlation between the level of pay and the level of corporate performance. The pay-for-performance concept has received considerable attention, yet all too often executive pay plans provide generous compensation for average or below average performance when measured against peer performance. We believe the failure to tie executive compensation to superior corporate performance has fueled the escalation of executive compensation and detracted from the goal of enhancing long-term corporate value.

We believe that the Pay for Superior Performance principle presents a straightforward formulation for senior executive incentive compensation that will help establish more rigorous pay for performance features in the Company’s Plan. A strong pay and performance nexus will be established when reasonable incentive compensation target pay levels are established; demanding performance goals related to strategically selected financial performance metrics are set in comparison to peer company performance; and incentive payments are awarded only when median peer performance is exceeded.

We believe the Company’s Plan fails to promote the Pay for Superior Performance principle in several important ways. Our analysis of the Company’s executive compensation plan reveals the following features that do not promote the Pay for Superior Performance principle:

•	The compensation plans for the CEO and President are determined by their employment agreements.

•	Total compensation targets are not disclosed.

•	There is no upper limit on the annual incentive award for the CEO or President, as the award consists of a certain percentage of Company net cash flow.

•	For the NEOs, target performance levels for annual incentive plan metrics are not disclosed.

•	Restricted stock vests ratably over three years.

•	Proxy disclosure is insufficient.

OUR BOARD RECOMMENDS THAT YOU VOTE “AGAINST” THIS PROPOSAL.  Our Board believes that this proposal is not in the best interest of shareholders and opposes this proposal for the following reasons.

Similar or identical shareholder proposals have been defeated in three of the last four years. As we explained in prior years’ proxy statements, the Board agrees with the premise of this proposal, that “it is imperative that compensation plans for senior executives be designed and implemented to promote long-term corporate value.” However, the Board believes that the Company’s executive compensation system already meets this imperative and accordingly recommends that shareowners vote “AGAINST” this proposal.

Although the levels of compensation for our Chief Executive Officer and Chief Operating Officer have grown significantly in recent years, that growth is as a direct result of the significant growth the Company has experienced over the same time period. Nevertheless, recognizing that those compensation arrangements were negotiated many years ago and under very different circumstances, the Compensation Committee recently renegotiated the employment agreements on terms substantially more favorable to the Company than before. As discussed more fully in the “Compensation Discussion and Analysis” beginning on page 13 and in the section entitled “Employment Agreements” beginning on page 28, we believe that the compensation arrangements in the new agreements more closely align our compensation structure with market standards and performance goals, while still creating a meaningful incentive to our senior executives to sustain the high level of performance they have delivered over the past two decades.

Nabors’ compensation system is and has been market competitive and performance-based for many years. Further, for the Chief Executive Officer and the Chief Operating Officer, aggregate 2008 compensation as disclosed in the proxy statement’s Summary Compensation Table is more than 97% performance-based. A significant portion of that compensation takes the form of equity incentives that vest over time, naturally aligning these executives’ interests with those of shareholders. If stock prices decline, stock options have no value, and restricted stock loses value. As further discussed in detail above in the “Compensation Discussion and Analysis”, the time-vesting requirement, their present beneficial ownership of greater than a 10% equity interest in the Company, and the historical practice of our Chief Executive Officer and Chief Operating Officer to hold their equity awards through cyclical downturns, infrequently selling their shares or exercising their stock options, together provide a continuing incentive to executives not only to achieve but to sustain superior performance over the long term.

Indeed, through the economic downturn of 2008, our Chief Executive Officer and Chief Operating Officer saw their equity holdings, the vast majority of which were acquired by voluntarily agreeing to take equity awards in lieu of cash compensation, decline in aggregate value by more than $200 million, which is greater than 50% of their 2007 year-end value. This is true notwithstanding the fact that these same executives produced compounded average growth rates during the periods they have held that equity at a rate that significantly outperforms the S&P 500. Over the approximately 20-year period since Mr. Isenberg became the Chief Executive Officer, the Company’s compounded annual growth rate has exceeded that of the S&P 500. The same has been true over the most recent ten-year period, as shown below.

	20 years	10 years

Nabors	13.58%	5.9%
S&P 500	6.07%	-3.03%

We further believe that implementing this proposal by setting incentive compensation targets “at or below peer group median” fails to achieve the proponent’s stated goal of correlating the level of pay (at or below average) with the desired level of corporate performance (above average to superior). We also believe it would severely impair our ability to attract, motivate and retain high-caliber executive talent. Indeed, we cannot conceive how offering to reward someone with only average or below-average pay would motivate them to deliver above-average results, much less provide an effective incentive either to attract or to retain them. This is particularly true for exceptional executive talent in a highly competitive market for top-performing individuals. Finally, with respect to our executives whose compensation is not governed by an employment contract, rigidly tying their compensation to the actions and performance of our competitors unduly limits the Compensation Committee’s flexibility to design and implement incentives which they determine in their business judgment are appropriate after considering all relevant factors.

In sum, the Company’s record of growth significantly exceeds that of the S&P 500 over the last 10 and 20 year time periods and the Board finds that the Company’s executive compensation system is already market competitive and performance-based.

Our Board recommends that you vote “AGAINST” this proposal. Proxies solicited by the Board will be voted “AGAINST” this proposal unless otherwise instructed.

ITEM 4
SHAREHOLDER PROPOSAL REGARDING PAYMENTS FOLLOWING THE DEATH OF
SENIOR EXECUTIVES

The following shareholder proposal has been submitted to the Company for action by Amalgamated Bank’s LongView LargeCap 500 Index Fund, the beneficial owner of more than $2000 in market value of the Company’s stock, 275 Seventh Avenue, New York, NY 10001. The affirmative vote of a majority of the shares voted at the meeting is required for the approval of the shareholder proposal. Our Board recommends that you vote “Against” this Proposal. The text of the proposal follows:

Shareholder Proposal

Resolved:  The shareholders of Nabors Industries, Ltd. (the “Company”) hereby request the board of directors to adopt a policy of obtaining shareholder approval for any future agreements and corporate policies that could oblige the Company to make payments, grants or awards following the death of a senior executive in the form of unearned salary or bonuses; accelerated vesting or the continuation in force of unvested equity grants; awards of ungranted equity; perquisites; and other payments or awards made in lieu of compensation. This policy would not apply to payments, grants or awards of the sort that are offered to other Company employees. As used herein, “future agreements” include modifications, amendments or extensions of existing agreements.

Supporting Statement

As shareholders, we support a compensation philosophy that provides sufficient remuneration to motivate and retain talented executives and that ties their pay to the long-term performance of the Company. We believe that such a “pay for performance” approach is needed to align the interests of executives with those of shareholders.

In our view, “golden coffin” agreements, which can require a company to make significant payments or awards after an executive’s death, are inconsistent with that approach. Senior executives should have ample opportunities while they are alive to contribute to a pension fund, purchase life insurance, or engage in other estate planning strategies suitable to their needs. We see no reason to saddle shareholders with payments or awards when shareholders are receiving no services in return.

The problem is well illustrated at Nabors Industries. In its June 2008 proxy, the Company estimated that if it had been required to make a payment at the end of 2007 upon the death of Eugene M. Isenberg, the Chairman and CEO, the cost would have been over $263 million in cash, representing multiples of Mr. Isenberg’s base salary plus bonuses in recent years. A similar payment to Anthony G. Petrello, the President and COO, would have cost over $100 million in cash.

These cash payouts compare to the Company’s earnings of $230 million and $266 million, respectively, in the first two quarters of 2008.

We agree with Peter Gleason, CFO of the National Association of Corporate Directors, who was quoted in Financial Week as calling “golden coffin” packages a “bad idea.” We disagree that such agreements enhance executive retention, as an executive who is deceased cannot be “retained.”

We thus ask the Company to provide for a shareholder role on this issue. We believe that the existence of such a shareholder approval requirement may induce restraint when parties negotiate such agreements. The proposal does not require prior shareholder approval, which may not always be practical to obtain; there is thus flexibility to seek shareholder approval after material terms of an agreement are agreed upon.

We urge shareholders to vote FOR this proposal.

OUR BOARD RECOMMENDS THAT YOU VOTE “AGAINST” THIS PROPOSAL.  Our Board believes that this proposal is not in the best interest of shareholders and opposes this proposal for the following reasons.

The Board shares the proponent’s belief that compensation packages for senior executive officers should link compensation to performance. To that end, and as described in more detail in the “Compensation Discussion and Analysis” beginning on page 13, the Company’s compensation program for senior executive officers is weighted heavily towards bonus and equity incentive compensation that is explicitly tied to Company performance.

At the same time, every senior executive employment arrangement necessarily contains components that are not performance based. While the overall compensation package is heavily weighted toward performance conditioned compensation, these other elements are part of an overall package that is negotiated with the senior executive and forms part of the inducement to enter into the employment relationship. This is the case with death benefits, which can be an important inducement to attract and retain executives who seek to provide economic security for their families in the event of their death.

The Board believes that implementing the rigid requirements of this proposal would unduly restrict their ability to achieve the best results for the Company when it comes to executive compensation arrangements. For example, the vast majority of equity awards held by the Chief Executive Officer and Chief Operating Officer have been made as part of an agreement by the executives to reduce voluntarily the cash portions of their annual bonuses. These concessions by the executives have benefitted the Company by preserving cash and aligning the executives’ interests with those of shareholders. Requiring that the unvested portion of those awards be forfeited upon death would add the risk of forfeiture to the market risk already voluntarily assumed by the executives. If this harsh consequence is imposed, it is unlikely the executives will make similar concessions in the future.

In addition, the Board believes that the proposal would inhibit its ability to effectively negotiate employment agreements. For example, the Board recently renegotiated the employment agreements for the Chief Executive Officer and Chief Operating Officer on terms substantially more favorable to the Company than before. The prior agreements contained significant death benefits. In light of the overall concessions by the executives, including the elimination of tax gross-up payments, the elimination of other benefits (including substantial stock option grants in the event of a change in control), and substantial reductions in their bonus formulas, the Board agreed to retain a death benefit feature in the new agreements, although at a much reduced level, in order to mitigate the risk of paying a substantially higher death benefit during the term of the prior agreements. Using December 31, 2008 values, the reduction in death benefits under the new agreements is over $200 million. Although elimination of the death benefits may have been ideal, the Board strongly believes that it was able to obtain an optimal compensation package in the new employment agreements through inclusion of the substantially reduced death-benefit provisions. Without the flexibility to include those provisions, the other significant concessions make by the executives would not have been possible.

Finally, the Board believes that the concept of seeking shareholder approval after the terms of an agreement have been negotiated is inherently flawed. The Company wants to attract the most talented executives with the sharpest business acumen. It is unlikely that any such executive would negotiate to his “bottom line”, knowing that the agreement is still subject to a contingency (i.e. shareholder approval). The Board believes that the shareholders’ interests are best served by affording the Compensation Committee the discretion, after careful consideration of all of relevant factors and circumstances, to set the terms of executive employment agreements.

Our Board recommends that you vote “AGAINST” this proposal. Proxies solicited by the Board will be voted “AGAINST” this proposal unless otherwise instructed.

CODE OF ETHICS

All of our employees, including our Chief Executive Officer, our principal financial and accounting officer, and other senior officials are required to abide by our Code of Business Conduct to ensure that Nabors’ business is conducted in a consistently legal and ethical manner. The Code of Business Conduct is posted on our website at www.nabors.com. We intend to disclose on our website any amendments to the Code of Conduct and any waivers of the Code of Business Conduct that apply to our principal executive officer, principal financial officer, and principal accounting officer. A copy of the Code of Business Conduct is available in print without charge to any shareholder that requests a copy — send any requests to the Corporate Secretary at the address on the cover page of this proxy statement.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires Nabors directors and executive officers, and persons who own more than 10% of a registered class of Nabors’ equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common shares and other equity securities of Nabors. Officers, directors and greater than 10% shareholders are required by SEC regulation to furnish Nabors with copies of all Section 16(a) forms which they file.

To our knowledge, based solely on our review of the copies of Forms 3 and 4 and amendments thereto furnished to us during 2008 and Form 5 and amendments thereto furnished to us with respect to the year 2008, and written representations that no other reports were required, all Section 16(a) filings required to be made by Nabors’ officers, directors and greater than 10% beneficial owners with respect to the fiscal year 2008 were timely filed.

SHAREHOLDER MATTERS

Bermuda has exchange controls which apply to residents in respect of the Bermudian dollar. As an exempt company, Nabors is considered to be nonresident for such controls; consequently, there are no Bermuda governmental restrictions on the Company’s ability to make transfers and carry out transactions in all other currencies, including currency of the United States.

There is no reciprocal tax treaty between Bermuda and the United States regarding withholding taxes. Under existing Bermuda law, there is no Bermuda income or withholding tax on dividends, if any, paid by Nabors to its shareholders. Furthermore, no Bermuda tax or other levy is payable on the sale or other transfer (including by gift or on the death of the shareholder) of Nabors common shares (other than by shareholders resident in Bermuda).

SHAREHOLDER PROPOSALS

Shareholders who, in accordance with the SEC’s Rule 14a-8, wish to present proposals for inclusion in the proxy materials to be distributed by us in connection with our 2010 annual general meeting of shareholders must submit their proposals and their proposals must be received at our principal executive offices no later than January 4, 2010. As the rules of the SEC make clear, simply submitting a proposal does not guarantee its inclusion.

In accordance with our Bye-Laws, in order to be properly brought before the 2010 annual general meeting, a shareholder notice of the matter the shareholder wishes to present must be delivered to the Corporate Secretary of Nabors at Nabors Industries Ltd., P.O. Box HM3349, Hamilton, HMPX, Bermuda, not less than sixty (60) nor more than ninety (90) days prior to the first anniversary of this year’s annual general meeting (provided, however, that if the 2010 annual general meeting is called for a date that is not within thirty (30) days before or after such anniversary date, notice must be received not later than the close of business on the tenth (10th) day following the day on which notice of the date of the annual general meeting is mailed or public disclosure of the date of the annual general meeting is made, whichever first occurs). As a result, any notice given by or on behalf of a shareholder pursuant to these provisions of our Bye-Laws (and not pursuant to the SEC’s Rule 14a-8) generally must be received no earlier than March 4, 2010 and no later than April 3, 2010.

OTHER MATTERS

The Board knows of no other business to come before the annual general meeting. However, if any other matters are properly brought before the annual general meeting, the persons named in the accompanying form of proxy, or their substitutes, will vote in their discretion on such matters.

Costs of Solicitation.  We will pay the expenses of the preparation of the proxy materials and the solicitation by the Board of your proxy. We have retained Georgeson Shareholder Communications Inc., 17 State Street, New York, New York 10004 to solicit proxies on behalf of the Board of Directors at an estimated cost of $9,000 plus reasonable out-of-pocket expenses. Proxies may be solicited on behalf of the Board of Directors by mail, in person and by telephone. Proxy materials will also be provided for distribution through brokers, custodians, and other nominees and fiduciaries. We will reimburse such parties for their reasonable out-of-pocket expenses for forwarding the proxy materials.

Financial Statements.  The financial statements for the Company’s 2008 fiscal year will be presented at the annual general meeting.

NABORS INDUSTRIES LTD.

Mark D. Andrews
Corporate Secretary

Dated: April 30, 2009

Annex A

Nabors Industries Ltd.

Director Independence Standards

The board has established these guidelines to assist it in determining whether or not directors qualify as “independent” pursuant to the guidelines and requirements set forth in the New York Stock Exchange’s Corporate Governance Rules. In each case, the Board will broadly consider all relevant facts and circumstances and shall apply the following standards (in accordance with the guidance, and subject to the exceptions, provided by the New York Stock Exchange in its Commentary to its Corporate Governance Rules):

1.	Employment and commercial relationships affecting independence.

A. Current Relationships. A director will not be independent if: (i) the director is a current partner or current employee of Nabors’ internal or external auditor; (ii) an immediate family member of the director is a current partner of Nabors’ internal or external auditor; (iii) an immediate family member of the director is (a) a current employee of Nabors’ internal or external auditor and (b) participates in the internal or external auditor’s audit, assurance or tax compliance (but not tax planning) practice; (iv) the director that has made payments to, or received payments from, Nabors for property or services in an amount which, in any of the least three fiscal years, exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues; or (v) the director’s spouse, parent, sibling or child is currently employed by Nabors.

B. Relationships within Preceding Three Years. A director will not be independent if, within the preceding three years: (i) the director is or was an employee of Nabors; (ii) an immediate family member of the director is or was an executive officer of Nabors; (iii) the director or an immediate family member of the director was (but no longer is) a (a) partner or employee of Nabors’ internal or external auditor and (b) personally worked on Nabors’ audit within that time; (iv) the director or an immediate family member of the director received more than $100,000 in direct compensation in any twelve-month period from Nabors, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service); or (v) a present Nabors executive officer is or was on the compensation committee of the board of directors of a company that concurrently employed the Nabors director or an immediate family member of the director as an executive officer.

2.	Relationships not deemed material for purposes of director independence.

In addition to the provisions of Section 1 above, each of which must be fully satisfied with respect to each independent director, the board must affirmatively determine that the director has no material relationship with Nabors. To assist the board in this determination, and as permitted by the New York Stock Exchange’s Corporate Governance Rules, the board has adopted the following standards of relationships that are not considered material for purposes of determining a director’s independence. Any determination of independence for a director that does not meet these standards will be based upon all relevant facts and circumstances and the board shall disclose the basis for such determination in the Company’s proxy statement.

A. Other Directorships. A relationship arising solely form a director’s position as (i) director or advisory director (or similar position) of another company or for-profit corporation or organization that engages in a transaction with Nabors or (ii) director or trustee (or similar position) of a tax exempt organization that engages in a transaction with Nabors (other than a charitable contribution to that organization by Nabors).

B. Ordinary Course Business. A relationship arising solely from transactions for products or services, between Nabors and a company of which a director is an executive officer, employee or owner of 5% or more of the equity of that company, if such transactions are made in the ordinary course of business and on terms and conditions and under circumstances that are substantially similar to those prevailing at the time with unaffiliated third parties.

C. Charitable Contributions. A relationship arising solely from a director’s status as an affiliate of a tax exempt organization if the discretionary charitable contributions by Nabors to the organization are not significant.

D. Professional, Social and Religious Organizations and Educational Institutions. A relationship arising solely from a director’s membership in the same professional, social, fraternal or religious association or organization, or attendance at the same educational institution, as an executive officer.

E. Family Member. Any relationship or transaction between an immediate family member of a director and Nabors shall not be deemed an material relationship or transaction that would cause the director not to be independent if the standards in this Section 2 would permit the relationship or transaction occur between the director and Nabors.

A-1

PROXY
NABORS INDUSTRIES LTD.
This Proxy is Solicited on Behalf of the Board of Directors
The person signing on the reverse by this proxy appoints Eugene M. Isenberg and Anthony G. Petrello, and each of them (with full power to designate substitutes), proxies to represent, vote and act with respect to all common shares of Nabors Industries Ltd. held of record by the undersigned at the close of business on April 3, 2009 at Nabors’ annual general meeting of shareholders to be held on June 2, 2009 and at any adjournments or postponements thereof. The proxies may vote and act upon the matters designated below and upon such other matters as may properly come before the meeting (including a motion to adjourn the meeting), according to the number of votes the undersigned might cast and with all powers the undersigned would possess if personally present.
1.	ELECTION OF DIRECTORS: Election of three Class III directors of Nabors to serve until the 2012 annual general meeting of shareholders or until their respective successors are elected and qualified.

Nominees: Eugene M. Isenberg and William T. Comfort.

2.	APPOINTMENT OF AUDITORS AND AUTHORIZATION OF AUDIT COMMITTEE TO SET AUDITORS REMUNERATION: Appointment of PricewaterhouseCoopers LLP as independent auditors and to authorize the Audit Committee of the Board of Directors to set auditors’ remuneration.

3.	SHAREHOLDER PROPOSAL: Shareholder Proposal to adopt a pay for superior performance standard in the Company’s executive compensation plan for senior executives.

4.	SHAREHOLDER PROPOSAL: Shareholder Proposal regarding payments following the death of senior executives.
YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICE BY MARKING THE APPROPRIATE BOX ON THE REVERSE SIDE. IF YOU DO NOT MARK ANY BOX, YOUR SHARES WILL BE VOTED FOR THE ELECTION OF THE ABOVE-NAMED DIRECTORS, FOR THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS AUDITORS AND AGAINST THE TWO SHAREHOLDER PROPOSALS IN ACCORDANCE WITH THE BOARD OF DIRECTORS’ RECOMMENDATIONS.
SEE REVERSE
SIDE

☑      Please mark your votes as in this example.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS 1 AND 2.

1.	Election of Directors Eugene M. Isenberg William T. Comfort	FOR ☐	WITHHELD ☐	2.	Appointment of Pricewaterhouse Coopers LLP as independent auditors and to authorize the Audit Committee of the Board of Directors to set auditors’ remuneration.	FOR ☐	AGAINST ☐	ABSTAIN ☐
For, except vote withheld from the following nominee(s):

THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST ITEMS 3 AND 4.

3.	Shareholder proposal to adopt a pay for superior performance standard in the Company’s executive compensation plan for senior executives.	FOR ☐	AGAINST ☐	ABSTAIN ☐	4.	Shareholder proposal regarding payments following the death of senior executives.	FOR ☐	AGAINST ☐	ABSTAIN ☐
In their discretion the proxies are authorized to vote upon such other business as may properly come before the meeting (including a motion to adjourn the meeting) and at any adjournment of the meeting.
NOTE: Please mark the proxy, sign exactly as your name appears below, and return it promptly in the enclosed addressed envelope. When shares are held by joint tenants, both parties should sign. When signing as an attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by the President or other authorized person. If a partnership, please sign in full partnership name by an authorized person

Signature	Date

Signature	Date